Exhibit 2.1

EXECUTION

VERSION

PURCHASE AND SALE AGREEMENT

dated as of April 1, 2015

by and between

WIND CAPITAL GROUP, LLC,

a Delaware limited liability company,

as WCG, LC Seller and a Seller Party

LINCOLN COUNTY WIND PROJECT FINCO, LLC,

a Delaware limited liability company,

as PR Seller and a Seller Party

and

PATTERN ENERGY GROUP INC.,

a Delaware corporation,

as Purchaser

Purchase and Sale Agreement – WCG

i

3.13	Taxes	24

3.14	Employees; Employee Benefit Plans	27

3.15	Acquired Entity Contracts	27

3.16	Permits	30

3.17	Affiliate Transactions	30

3.18	Environmental Matters	30

3.19	Insurance	31

3.20	Absence of Regulation	31

3.21	Personal Property	31

3.22	Credit Support	32

3.23	Powers of Attorney	32

3.24	Intellectual Property	32

3.25	Books and Records	32

3.26	No Other Warranties	32

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

4.01	Existence	33

4.02	Authority	33

4.03	No Consent	33

4.04	No Conflicts	33

4.05	Governmental Approvals	34

4.06	Legal Proceedings	34

4.07	Purchase for Investment	34

4.08	Brokers	34

4.09	Permits and Filings	35

Purchase and Sale Agreement – WCG

4.10	Compliance with Laws	35

4.11	Due Diligence	35

4.12	Financial Ability to Close	35

4.13	Tax Matters	35

4.14	Compliance	36

4.15	Plan Assets	36

4.16	No Other Warranties	37

ARTICLE 5 COVENANTS OF SELLER PARTIES		37

5.01	Consents; Permits	37

5.02	Access to Information	37

5.03	Conduct of Business	38

5.04	Exclusivity	41

5.05	Records	41

5.06	Fulfillment of Conditions	41

5.07	Further Assurances	41

5.08	Seller Designated Representative	42

5.09	Notice of Developments	42

5.10	Title Insurance Documentation	42

ARTICLE 6 COVENANTS OF PURCHASER		42

6.01	Consents	42

6.02	Fulfillment of Conditions	43

6.03	Further Assurances	43

6.04	Purchaser Designated Representative	43

6.05	Title Commitment	43

Purchase and Sale Agreement – WCG

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF PURCHASER		43

7.01	Bring-Down of Seller Parties’ Representations and Warranties	43

7.02	Performance Prior to and at Closing	44

7.03	Assignment of Membership Interests	44

7.04	Litigation	44

7.05	Governmental Approvals	44

7.06	Consents	44

7.07	Officers’ Certificates	44

7.08	FIRPTA Certificate	45

7.09	No Material Adverse Effect	45

7.10	Contracts to be Terminated or Assigned	45

7.11	Financial Statement	45

7.12	Other Deliverables	46

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF EACH SELLER PARTY		46

8.01	Bring-Down of Purchaser’s Representations and Warranties	47

8.02	Performance Prior to and at Closing	47

8.03	Governmental Approvals	47

8.04	Consents	47

8.05	Litigation	47

8.06	Certificates	47

8.07	Replacement of Support and Affiliate Obligations	48

8.08	Assignment of Membership Interests	48

8.09	Contracts to be Terminated or Assigned	48

8.10	Escrow Agreement	48

Purchase and Sale Agreement – WCG

ARTICLE 9 TAX MATTERS		48

9.01	Certain Taxes	48

9.02	Allocation of Purchase Price	50

9.03	Tax Contests	50

9.04	Cooperation	51

ARTICLE 10 SURVIVAL		51

10.01	Survival of Representations, Warranties, Covenants and Agreements	51

ARTICLE 11 INDEMNIFICATION		52

11.01	Indemnification by Seller Parties	52

11.02	Indemnification by Purchaser	52

11.03	Period for Making Claims	52

11.04	Limitations on Claims; Additional Indemnity Provisions	53

11.05	Procedure for Indemnification	53

11.06	Rights of Indemnifying Party	54

11.07	Exclusive Remedy	55

11.08	Indemnity Treatment	55

ARTICLE 12 TERMINATION		55

12.01	Termination	55

12.02	Effect of Termination	56

ARTICLE 13 MISCELLANEOUS		56

13.01	Notices	56

13.02	Entire Agreement	57

13.03	Specific Performance	57

13.04	Time of the Essence	58

Purchase and Sale Agreement – WCG

v

13.05	Expenses	58

13.06	Confidentiality	58

13.07	Waiver	59

13.08	Amendment	59

13.09	No Third Party Beneficiary	60

13.10	Assignment	60

13.11	Severability	60

13.12	Governing Law	60

13.13	Consent to Jurisdiction	60

13.14	Waiver of Jury Trial	61

13.15	Attorneys’ Fees	61

13.16	Limitation on Certain Damages	61

13.17	Disclosures	62

13.18	Facsimile Signature; Counterparts	62

13.19	Public Announcements	62

13.20	No Strict Construction	63

13.21	Regulatory and Other Approvals	63

Purchase and Sale Agreement – WCG

EXHIBITS

Exhibit A	Projects

Exhibit B	Assignments of Membership Interests

Exhibit C	Wire Transfer Instructions

Exhibit D	Form of Closing Certificate for Seller Parties

Exhibit E	Form of Secretary’s Certificate of WCG

Exhibit F	Form of Certificate of Non-Foreign Status for Seller Parties

Exhibit G	Form of Closing Certificate of Purchaser

Exhibit H	Form of Secretary’s Certificate of Purchaser

Exhibit I	Form of Escrow Agreement

Exhibit J	Conversion Chart

Purchase and Sale Agreement – WCG

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of April 1, 2015 (the “Effective Date”) is made and entered into by and among Wind Capital Group, LLC, a Delaware limited liability company (“WCG” or “LC Seller”), and Lincoln County Wind Project Finco, LLC, a Delaware limited liability company (“PR Seller,” and together with LC Seller, the “Seller Parties”), and Pattern Energy Group Inc., a Delaware corporation (“Purchaser”). Capitalized terms used, and not otherwise defined, herein shall have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, WCG is the indirect owner of one hundred percent (100%) of the membership interests in PR Seller and PR Seller currently directly owns one hundred percent (100%) of the membership interests of Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company (“PR HoldCo”);

WHEREAS, PR HoldCo is a holding company which owns one hundred percent (100%) of the Class B membership interests in Post Rock Wind Power Project, LLC, a Delaware limited liability company (the “PR Project Company”) that owns and operates a 201 MW wind energy project in Ellsworth and Lincoln Counties, Kansas (the “PR Project”) as more specifically described on Exhibit A hereto;

WHEREAS, LC Seller currently directly owns one hundred percent (100%) of the membership interests in Lost Creek Wind Finco, LLC, a Delaware limited liability company (“LC FinCo”);

WHEREAS, LC FinCo is a holding company which owns one hundred percent (100%) of the Class B membership interests in Lost Creek Wind Holdco, LLC, a Delaware limited liability company (“LC HoldCo”), that owns one hundred percent (100%) of the membership interests in Lost Creek Wind, LLC, a Delaware limited liability company (the “LC Project Company”) that owns and operates a 150 MW wind energy project in King City, Missouri (the “LC Project” and together with PR Project, the “Projects”) as more specifically described on Exhibit A hereto;

WHEREAS, Seller Parties desire to sell and Purchaser desires to purchase (i) one hundred percent (100%) of the membership interests in LC FinCo and (ii) one hundred percent (100%) of the membership interests in PR HoldCo ((i) and (ii) together the “Acquired Interests”). Seller Parties and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party”; and

WHEREAS, Seller Parties desire to sell, and Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement the Acquired Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Purchase and Sale Agreement – WCG

ARTICLE 1

DEFINITIONS, INTERPRETATION

1.01 Definitions.

As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Companies” means LC FinCo and PR HoldCo.

“Acquired Entities” means LC FinCo, LC HoldCo, LC Project Company, PR Holdco and PR Project Company.

“Acquired Entity Contracts” has the meaning set forth in Section 3.15(a).

“Acquired Interests” has the meaning set forth in the Recitals.

“Action or Proceeding” means any action, contest, cause of action, claim, complaint, litigation, hearing, suit, proceeding, arbitration or investigation of or before any Governmental Authority or before any arbitrator (but with respect to any investigation only an investigation of which the applicable Person has knowledge or with respect to any Seller Party, to the Knowledge of WCG, or has received written notice).

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, Pattern Energy Group LP shall be deemed not to be an Affiliate of Purchaser or its subsidiaries.

“Agreement” means this Purchase and Sale Agreement and the exhibits, and the Disclosure Schedules, as any of the same shall be amended or supplemented from time to time.

“Annual Performance Report” means the annual performance report and certification that the Section 1603 Grant terms and conditions required to be submitted with respect to any Project on which Section 1603 Grants have been paid.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States federal law or regulation governing money laundering, drug trafficking or terrorist related activities.

“Assignment of Membership Interests” means the Assignments of Membership Interests, in substantially the form of Exhibit B attached hereto.

Purchase and Sale Agreement – WCG

“Books and Records” means books and records currently in the possession of Seller Parties or their Affiliates relating to the Acquired Entities, their facilities or their Business, including (a) invoices with power purchasers, (b) operations and maintenance records for the facilities owned by the Acquired Entities (including supervisory control and data acquisition records), (c) operations, safety and maintenance guides and manuals for the facilities owned by the Acquired Entities, (d) engineering and design plans for the facilities owned by the Acquired Entities, (e) blueprints and as-built plans for the facilities owned by the Acquired Entities, (f) material service and warranty records, (g) Permits, (h) records and filings made with any Governmental Authority regarding the Business (except for such records and filings related to environmental matters), (i) environmental reports and other records as provided in the Intralinks data site, (j) all documents related to or required by NERC with respect to the Acquired Entities or their business, including any such documentation providing evidence of NERC compliance (including descriptions of and manuals for procedures and the compliance thereof), (k) financial and accounting records of the Acquired Entities (which includes any available supporting documentation such as invoices for operations and equipment since April 1, 2014, system generated journal entry reports, bank statements and system generated fixed asset reports), (l) records relating to Taxes and the preparation of Tax Returns, and (m) resolutions, written consents, other written records of company authorizations, and Organizational Documents of the Acquired Entities.

“Business” means the business and operations of the Acquired Entities and the Projects.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York, are authorized or obligated to close.

“Calculation Date” has the meaning set forth in Section 9.01(a).

“Cap” has the meaning set forth in Section 11.04(b).

“Claim” means any demand, claim, action, investigation, inquiry, proceeding or arbitration.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” is the date on which the Closing occurs.

“Closing Date Purchase Price” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 13.06(b).

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Circumvention Agreement between Purchaser and WCG dated December 15, 2014.

Purchase and Sale Agreement – WCG

“Constitutive Documents” means, (a) with respect to LC FinCo, the Certificate of Formation of the LC FinCo dated as of April 22, 2009 and the LC FinCo LLCA, (b) with respect to LC HoldCo, the Certificate of Formation of the LC HoldCo dated as of April 22, 2009 and the Second Amended and Restated Operating Agreement of LC HoldCo dated as of June 2, 2010, (c) with respect to PR HoldCo, the Certificate of Formation of PR HoldCo dated as of April 13, 2011 and the Limited Liability Company Agreement of PR HoldCo dated as of April 14, 2011, as amended by that certain Amendment No. 1 dated as of December 30, 2011, and (d) with respect to the Project Companies (i) the Certificate of Formation of LC Project Company dated as of May 7, 2009, and the LC Project Company LLCA and (ii) the Certificate of Formation of PR Project Company dated as of May 23, 2008 and the PR Tax Equity LLCA.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” when used with respect to any particular Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls,” “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversions” has the meaning set forth in Section 5.03(c).

“Deductible” has the meaning set forth in Section 11.04(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosure Schedules” means the schedules attached to this Agreement, and dated as of the date hereof.

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits, or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of a Project as of: (a) the Effective Date; and (b) future years for which allocations have been established and are in effect as of the Effective Date.

“Environmental Claim” means any suit, action, demand, directive, claim, lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each such case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the Release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.

Purchase and Sale Agreement – WCG

“Environmental Law” means any Law pertaining to the environment, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations, in effect as of the date of Effective Date or the Closing Date, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means U.S. Bank National Association or another entity mutually agreeable to the Parties to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Purchaser, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit I.

“Escrow Amount” means an amount equal to $19,500,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Expansion Project Property” means, with respect to the LC Project, that certain additional land area comprising approximately 3,100 acres for potential project expansion.

“FERC” means the Federal Energy Regulatory Commission and any successor agency.

“Financial Statements” has the meaning set forth in Section 3.12(a).

“Financing Documents” means those documents under each of the headings of “Financing Documents” on Schedule 3.15 hereof.

“Flow-Through Entity” means a partnership, grantor trust or S corporation for federal income tax purposes.

“FPA” means the Federal Power Act, 16 U.S.C. Sec. 791, et seq., and the FERC’s implementing rules and regulations thereunder, as amended from time to time.

Purchase and Sale Agreement – WCG

“Fundamental Representations” means (i) with respect to Seller Parties, Sections 3.01 (Existence; Corporate Power), 3.02 (Authority), 3.03 (Capital of the Acquired Entities), 3.07(a) (No Conflicts), 3.10 (Brokers), 3.11 (Acquired Entities Existence; Subsidiaries) and 3.13 (Taxes) (other than 3.13(i)), and (ii) with respect to Purchaser, Sections 4.01 (Existence), 4.02 (Authority), 4.04(a) (No Conflicts) and 4.08 (Brokers).

“GAAP” has the meaning set forth in Section 1.02(d).

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, subdivision, body, independent system operator, electric reliability organization or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing Authority or power or having legal jurisdiction over the matter or Person in question; any court, tribunal, arbitrator or arbitral panel.

“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are regulated under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention

Purchase and Sale Agreement – WCG

agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (h) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 11.

“Intellectual Property” means all United States and foreign intellectual property rights, both statutory and common law rights, if applicable, including: (i) copyrights and works of authorship, including any proprietary rights in software and databases, and registrations and applications for registration thereof, (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications for registration thereof, and all goodwill associated with the foregoing, (iii) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, including any continuation, continuation in part and divisional applications, and patents issuing therefrom, and (iv) trade secrets.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Interim Period” has the meaning set forth in Section 5.03.

“Investment Documents” means, collectively, this Agreement, the Assignments of Membership Interests, and all documents and certificates required to be executed by Seller Parties, their Affiliates or their officers to perform Seller Parties’ obligations hereunder or to consummate the transactions contemplated hereby.

“Knowledge of WCG” means the actual knowledge of David Boyce, Cassie Carney, Steve Bode, Marc Woods and Mike Herfurth, after reasonable inquiry which shall not require consultation with any Person other than Seller Parties, their Affiliates and the officers, directors and employees of Seller Parties and their Affiliates.

“Laws” means all common law, laws, statutes, treaties, rules, Orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority including Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions and other laws and regulations administered by OFAC.

“LC FinCo” has the meaning set forth in the Recitals.

“LC FinCo LLCA” the Limited Liability Company Agreement of LC FinCo dated as of April 22, 2009, as amended by that certain Amendment No. 1 dated as of October 22, 2009.

Purchase and Sale Agreement – WCG

“LC HoldCo” has the meaning set forth in the Recitals.

“LC Project” has the meaning set forth in the Recitals.

“LC Project Company” has the meaning set forth in the Recitals.

“LC Project Company LLCA” means the Limited Liability Company Agreement of LC Project Company dated as of May 8, 2009, as amended by that certain First Amendment to Limited Liability Agreement of LC Project Company dated as of October 22, 2009, and as further amended by that Second Amendment to Limited Liability Company Agreement of LC Project Company dated as of April 21, 2010.

“LC Seller” has the meaning set forth in the Preamble, and includes its respective successors and permitted assigns.

“LC Tax Equity LLCA” means the Second Amended and Restated Operating Agreement of Lost Creek Wind Holdco, LLC, dated as of June 2, 2010.

“Lease” means a lease, ground lease, sublease, license, concession, easement, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other written agreement, including any option relating thereto, to which a Project Company is a party, in respect of the demise of any real property of a Project.

“Leased Real Property” means the real property held pursuant to a Lease.

“Liabilities” means any liability, Indebtedness, obligation, claim, cost, responsibility, commitment, or expense, in each case, whether accrued, absolute, contingent, asserted, matured, unmatured, secured, unsecured, fixed or otherwise.

“Lien” means any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, easement, right of way, security interest, option, deed of trust, installment sale, warranty, claim, defect of title, restriction (whether on voting, sale, transfer, use, disposition or otherwise), encroachment, conditional sale or title retention arrangement, assessment, levy, right of first refusal, right of first offer, right of reverter, hypothecation or charge.

“Losses” means any and all Claims, damages, losses, Liabilities, costs, fines, penalties, awards, judgments, Taxes, interest, settlement payments, and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions).

“Material Adverse Effect” means any change, effect, event, circumstance, matter, occurrence, condition, development or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the Business, results of operations, assets or liabilities, financial condition or properties of the Acquired Entities or the Projects, in each case, taken as a whole, or (b) the ability of any of the Seller Parties to consummate the transactions contemplated hereby or perform its obligations hereunder, each on a timely basis;

Purchase and Sale Agreement – WCG

provided, however, that none of the following shall be or will be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect, to the extent not having a disproportionate adverse effect on any Acquired Entity or Project compared to other wind generation projects within the same regional transmission organization (RTO): any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the relevant Project Company; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather-related events or changes imposed by a Governmental Authority associated with additional security; (d) any change, after the date hereof, in any Laws (including Environmental Laws), industry standards, GAAP; (e) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (f) any actions to be taken pursuant to or in accordance with this Agreement; or (g) the announcement or pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or dispute (other than with respect to WCG and its Affiliates).

“NERC” means the North American Electric Reliability Corporation or any successor organization.

“O&M Agreements” means that certain (i) Operation and Maintenance Management Agreement, entered into between PR Project Company and WCG Asset Operations, LLC, dated as of December 30, 2011 and (ii) Operations and Maintenance Management Agreement, entered into between LC Project Company and WCG Asset Operations, LLC, dated as of October 22, 2009.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Organizational Document” means, with respect to any Person (i) the certificate or articles of incorporation, formation or organization of any corporation, limited partnership or limited liability company, (ii) any joint venture, limited liability company, operating, shareholders, stockholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (iii) all by-laws, regulations, voting agreements, voting trusts, shareholder agreements, proxies and similar documents, instruments or agreements relating to the organization or governance of such Person.

“Party” or “Parties” has the meaning set forth in the Recitals.

Purchase and Sale Agreement – WCG

“Permit” means filings and registrations with, and licenses, permits, notices, technical assistance letters, approvals, grants, easements, exemptions, exceptions, variances, and authorizations from, any Governmental Authority.

“Permitted Liens” means, as to the assets of a Project Company, any of the following: (i) inchoate mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, arising in the ordinary course of business that in each case are either (A) for amounts not due and payable or (B) being contested in good faith through appropriate proceedings, and in each case for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (ii) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the applicable balance sheet in accordance with GAAP, (iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other governmental rules that do not in the aggregate materially impair the use of a Project, its respective site, assets of the Business or the value of or such assets for the purposes of the Business, (iv) deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, (v) as to any Project Company Real Property, defects, easements, rights of first refusal, rights of way, restrictions, irregularities, encumbrances (other than for borrowed money) and clouds on title and statutory liens that either (A) do not or would not reasonably be expected to materially impair the value or use by such Project Company of the Project Company Real Property or (B) to the extent they do not or would not reasonably be expected to have a Material Adverse Effect, (x) are currently existing and listed as exceptions in the Title Policies or (y) in any updated title commitment obtained by Purchaser (except for Liens created by the Seller Parties or their Affiliates, consented to by the Seller Parties or their Affiliates, or of which any of Seller Parties or their Affiliates has knowledge, and in each case not otherwise a Permitted Lien), (vi) as of the Closing, Liens arising out of judgments or awards so long as an appeal or proceeding for review is being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP have been retained or are fully covered by insurance, and (vii) Liens granted pursuant to the Financing Documents provided that as of the Closing Date, Permitted Liens shall not include the Liens released pursuant to the PR Payoff and Release Letter after receipt of the relevant lenders of the PR Debt Amount.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“Post Rock Backleverage Financing Documents” means that certain Term Loan Agreement, dated as of December 30, 2011, among PR Holdco, as Borrower, Various Financial Institutions, as Lenders, Bayerische Landesbank, as a Lender, Co-Bookrunner, a Mandated Lead Arranger, the Administrative Agent and the Collateral Agent and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as a Lender, Co-Bookrunner, a Mandated Lead Arranger and the Documentation Agent, and each of the “Financing Documents” as defined therein.

Purchase and Sale Agreement – WCG

“PR Debt Amount” means the amount set forth in the PR Payoff and Release Letter.

“PR HoldCo” has the meaning set forth in the Recitals.

“PR Payoff and Release Letter” means a letter, in a form reasonably acceptable to Purchaser, providing for among other things the release of the Liens of the Post Rock Backleverage Financing Documents and repayment in full of all obligations related to the loans described therein upon receipt of a designated payoff amount.

“PR Project” has the meaning set forth in the Recitals.

“PR Project Company” has the meaning set forth in the Recitals.

“PR Seller” has the meaning set forth in the Preamble, and includes its respective successors and permitted assigns.

“PR Tax Equity LLCA” means that certain Third Amended and Restated Operating Agreement of Post Rock Wind Power Project, LLC dated as of November 20, 2012.

“Pre-Calculation Date Tax Period” has the meaning set forth in Section 9.01(a).

“Pre-Closing Date Tax Period” has the meaning set forth in Section 9.01(c).

“Project Administration Agreements” means that certain (i) Project Administration Agreement, entered into between PR Project Company and WCG Asset Management, LLC, dated as of December 30, 2011 and (ii) Project Administration Agreement, entered into between LC Project Company and WCG Asset Management, LLC, dated as of October 22, 2009.

“Project Companies” means LC Project Company and PR Project Company.

“Project Company Real Property” means all real property of the Project Companies, together with all buildings, structures, improvements and fixtures of the Project Companies, described on Schedule 3.04(a) or held pursuant to a Lease described in Schedule 3.04(b).

“Projects” has the meaning set forth in the Recitals.

“Purchase Price” means $244,000,000.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 9.02.

“Purchaser” has the meaning set forth in the Preamble, and includes its successors and permitted assigns.

“Purchaser Approvals” has the meaning set forth in Section 4.05.

Purchase and Sale Agreement – WCG

“Purchaser Consents” has the meaning set forth in Section 4.03.

“Purchaser Designated Representative” has the meaning set forth in Section 6.04.

“Purchaser Indemnified Parties” means Purchaser, its Affiliates (including, for the avoidance of doubt, the Acquired Entities as of and following the Closing), and its and its Affiliates’ directors, officers, employees, shareholders, members, managers, Controlling Persons, agents and the successors and permitted assigns of each of the foregoing.

“Related Parties” has the meaning set forth in Section 3.17.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, as to any Person, its officers, directors, managers, employees, partners, members, stockholders, Affiliates, counsel, agents, accountants, advisers, engineers, and consultants.

“Sanctions” means any sanction administered or enforced by OFAC, the U.S. Department of State or the Department of Foreign Affairs and International Trade (Canada).

“SEC” means the United States Securities and Exchange Commission.

“Section 1603 Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Section 1603 Grant Guidance” means (a) Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision, (b) the program guidance issued by the U.S. Treasury Department entitled “Payment for Specified Energy Property in Lieu of Tax Credits Under the American Recovery and Reinvestment Act of 2009” dated July 2009 and revised March 2010 and April 2011, and any revision, clarification, addition or supplement thereto, and (c) any other guidance (including frequently asked questions and answers, instructions, regulations, or terms and conditions) published or issued by the U.S. Treasury Department, the Internal Revenue Service, or any other Governmental Authority concerning Section 1603 Grants.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Approvals” has the meaning set forth in Section 3.08.

“Seller Consents” has the meaning set forth in Section 3.05.

Purchase and Sale Agreement – WCG

“Seller Designated Representative” has the meaning set forth in Section 5.08.

“Seller Indemnified Parties” means each Seller Party, its Affiliates (other than, for the avoidance of doubt, the Acquired Entities as of and following the Closing) and its and its Affiliates’ directors, officers, employees, shareholders, members, managers, Controlling Persons, agents and the successors and permitted assigns of each of the foregoing.

“Straddle Period” has the meaning set forth in Section 9.01(b).

“Support and Affiliate Obligations” means any and all obligations relating to guaranties, letters of credit, bonds, indemnities, other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of WCG or any of its Affiliates (other than the Acquired Entities) for the benefit of an Acquired Entity.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means all taxes, including all charges, fees, customs, tariffs, imposts, obligations, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, escheat, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture (including in respect of Section 1603 Grants), credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, production, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Equity Acquired Company” means LC HoldCo and PR Project Company.

“Tax Equity LLCAs” means, as the context requires, the LC Tax Equity LLCA and PR Tax Equity LLCA.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to a particular Tax, the agency or department of any Governmental Authority responsible for the administration and collection of such Tax.

“Termination Date” has the meaning set forth in Section 12.01(b).

“Title Policies” has the meaning set forth in Section 3.04(c).

“Transfer Taxes” has the meaning set forth in Section 9.01(d).

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Purchase and Sale Agreement – WCG

“WCG” has the meaning set forth in the Preamble, and includes its respective successors and permitted assigns.

1.02 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and all references to Exhibits and Schedules are intended to refer to Exhibits and the Disclosure Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation,” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), and (vii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c) Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles applicable in the United States (“GAAP”).

(e) Unless the context otherwise requires, a reference to any Law includes any amendment, modification, or successor thereto.

(f) In the event of a conflict between the body of this Agreement and any Exhibit or Schedule hereto, the body of this Agreement shall control.

(g) Information contained in any Schedule shall be deemed contained in each and every other Schedule without requiring repetition thereof to the extent the relevance of such information is readily apparent from the face thereof.

(h) The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

Purchase and Sale Agreement – WCG

(i) Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances.

(j) A reference to any Contract is to that Contract as amended, novated, supplemented or replaced from time to time in accordance, if applicable, with this Agreement.

(k) All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to United States currency unless otherwise specifically provided.

(l) The phrase “to the extent” means “the degree by which” and not “if.”

(m) Any reference in this Agreement to “the date of this Agreement” refers to the date specified in the first paragraph of this Agreement.

ARTICLE 2

SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01 Purchase and Sale.

Each Seller Party shall sell to Purchaser, and Purchaser shall purchase from each Seller Party, all of such Seller Parties’ right, title and interest in and to the Acquired Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02 Payment of Purchase Price.

Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by each Seller Party of its respective Acquired Interest, Purchaser shall pay to WCG in accordance with Section 2.03(b) the “Closing Date Purchase Price”, defined as the Purchase Price less (i) any dividend, distribution or other payment in respect of the Acquired Interests that is made on or after the Calculation Date (other than the distribution of $723,156 made on February 13, 2015) by either of the Acquired Companies to Seller Parties or their Affiliates (other than the Acquired Entities) and any amount paid on or after the Calculation Date to purchase, repurchase, redeem or otherwise acquire any equity interest of the Acquired Companies and (ii) any payments made on or after the Calculation Date in respect of the Indebtedness under the Post Rock Backleverage Financing Documents (including principal, interest, breakage costs, make-whole payments, premiums, indemnifications, reimbursements and other costs, fees and expenses, but excluding (A) the payment in the amount of $2,344,385 made on January 30, 2015, (B) the PR Debt Amount and (C) any balance in the Debt Service Reserve Account (as defined in the Post Rock Backleverage Financing Documents) used on the Closing Date to repay such Indebtedness). For the avoidance of doubt, payments made by the Project Companies to their Affiliates under the Project Administration Agreements and O&M Agreements shall not be deemed payments of the type described in clauses (i) or (ii) of this Section 2.02.

Purchase and Sale Agreement – WCG

2.03 Closing.

(a) The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Winston & Strawn LLP, counsel to WCG and the Seller Parties, at 35 West Wacker Drive, Chicago, Illinois 60601, or at such other place as the Parties mutually agree, at 10:00 A.M. local time three (3) Business Days after the fulfillment or waiver in writing by Purchaser or Seller Parties, as applicable, of the conditions set forth in ARTICLE 7 and ARTICLE 8 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or any other date agreed upon by the Purchaser and WCG. The effective time of Closing shall be at 11:59:59 P.M. EST on the Closing Date.

(b) At the Closing, the following shall occur:

(i) Purchaser shall pay the PR Debt Amount, by wire transfer of immediately available funds to the account set forth in the PR Payoff and Release Letter, and if the balance as of the Closing Date in the Debt Service Reserve Account (as such term is defined in the Post Rock Backleverage Financing Documents) is not used to repay PR HoldCo’s obligations under the Post Rock Backleverage Financing Documents and instead is remitted to PR HoldCo, Purchaser shall cause an amount equal to such balance to be paid directly to WCG;

(ii) Purchaser shall deposit by wire transfer of immediately available funds the Escrow Amount into the account established pursuant to the Escrow Agreement for payment pursuant to the terms set forth therein;

(iii) Purchaser shall pay the Closing Date Purchase Price less the amounts paid in (i) and (ii) above, by wire transfer of immediately available funds to WCG’s account as provided in Exhibit C; and

(iv) The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables pursuant to ARTICLE 7 and ARTICLE 8.

2.04 Replacement of Support and Affiliate Obligations.

During the Interim Period, Purchaser shall use commercially reasonable efforts to replace each of the Support and Affiliate Obligations set forth on Schedule 2.04 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, or in the form of “back-to-back” credit assurance, in each case in a form that satisfies the requirements of the counterparties as specified in Schedule 2.04.

2.05 Withholding Rights.

No later than three (3) days prior to the Closing Date, Purchaser shall deliver to WCG a schedule of any amounts that Purchaser proposes to deduct and withhold with respect to the making of any payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that WCG and Purchaser agree in writing to such proposed withholding, then

Purchase and Sale Agreement – WCG

notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts, and to the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties hereby jointly and severally represent and warrant to Purchaser as of the date hereof (unless specifically stated otherwise), as follows:

3.01 Existence; Power.

Each Seller Party is, as of the Effective Date, a limited liability company and, as of the Closing Date, a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Seller Party has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and to execute and deliver this Agreement and any other Investment Document to be executed and delivered by such Seller Party hereunder, and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests.

3.02 Authority.

All limited liability company or limited partnership, as applicable, actions or proceedings necessary to authorize the execution and delivery by each Seller Party of this Agreement and by each Seller Party and Acquired Entity of any other Investment Documents to which such Seller Party or Acquired Entity, respectively, is a party and the performance by such Seller Party of its respective obligations hereunder and by such Seller Party and Acquired Entity of its respective obligations thereunder, have been duly and validly taken. This Agreement and the other Investment Documents to which any of Seller Parties or the Acquired Entities is a party have been duly and validly executed and delivered by the applicable Seller Parties and Acquired Entities, and constitute the valid and binding obligation of such Seller Parties and Acquired Entities, enforceable against such Seller Parties and Acquired Entities, in accordance with their respective terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.03 Capital of the Acquired Entities.

(a) The applicable Seller Party owns, holds of record and is the beneficial owner of 100% of the Acquired Interests free and clear of all Liens other than (i) the obligations imposed under this Agreement, (ii) the obligations imposed on the member of LC FinCo under the LC FinCo LLCA, (iii) restrictions on transfer under applicable securities laws and (iv) with

Purchase and Sale Agreement – WCG

respect to PR Holdco, the Liens of the Post Rock Backleverage Financing Documents. The Acquired Interests comprise (A) one hundred percent (100%) of the issued and outstanding equity interests of PR HoldCo and (B) one hundred percent (100%) of the issued and outstanding equity interests of LC FinCo and have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights of any Person, and have been issued in compliance with all applicable Laws and Contracts to which any Seller Party or Acquired Entity is a party or by which its respective properties or assets are bound.

(b) LC FinCo owns, holds of record and is the beneficial owner of one hundred percent (100%) of the Class B membership interests of LC HoldCo free and clear of all Liens other than restrictions on transfer under the LC Tax Equity LLCA and restrictions on transfer under applicable securities laws. Such Class B membership interests comprise one hundred percent (100%) of the issued and outstanding equity interests of LC HoldCo (other than the Class A membership interests thereof) and have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights of any Person, and have been issued in compliance with all applicable Laws and Contracts to which any Seller Party or Acquired Entity is a party or by which its respective properties or assets are bound. To the Knowledge of WCG, the LC Tax Equity LLCA sets forth the beneficial and record owners of all of the authorized and issued Class A membership interests of LC HoldCo and the percentage of Class A membership interests they own.

(c) LC HoldCo owns, holds of record and is the beneficial owner of 100% of the membership interests of LC Project Company free and clear of all Liens other than restrictions on transfer under applicable securities laws and Liens under subsection (vii) of the definition of Permitted Liens in respect of Indebtedness of LC Project Company. Such membership interests comprise one hundred percent (100%) of the issued and outstanding equity interests of LC Project Company and have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights of any Person, and have been issued in compliance with all applicable Laws and Contracts to which any Seller Party or Acquired Entity is a party or by which its respective properties or assets are bound.

(d) PR HoldCo owns, holds of record and is the beneficial owner of 100% of the Class B membership interests of PR Project Company free and clear of all Liens other than the restrictions on transfer under the PR Tax Equity LLCA, restrictions on transfer under applicable securities laws and Liens under subsection (vii) of the definition of Permitted Liens in respect of Indebtedness of PR Project Company and the PR HoldCo. Such Class B membership interests comprise one hundred percent (100%) of the issued and outstanding equity interests of PR Project Company (other than the Class A membership interests thereof) and have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights of any Person, and have been issued in compliance with all applicable Laws. To the Knowledge of WCG, PR Tax Equity LLCA sets forth the beneficial and record owners of all of the authorized and issued Class A membership interests of PR Project Company and the percentage of Class A membership interests they own.

Purchase and Sale Agreement – WCG

(e) Except as set forth in this Agreement, the Constitutive Documents of the Acquired Entities or in Schedule 3.03(e), there are no existing options, warrants, unit appreciation, phantom unit, profit participation or other rights to issue, sell or acquire interests (including the Acquired Interests), shares, stock or other securities in the capital of the Acquired Entities, no securities or instruments convertible into or exchangeable for interests, shares, stock or other securities in the capital of the Acquired Entities and no Contract, agreement or commitment to issue any such options, warrants, unit appreciation, phantom unit, profit participation or other rights, interests, securities or instruments, and no Person has any right of first refusal, pre-emptive right, preferential right, subscription right or similar right to acquire or subscribe for any interests, shares, stock or other securities in the capital of the Acquired Entities or any such options, warrants, unit appreciation, phantom unit, profit participation or other rights, interests, securities or instruments. Except as set forth in Schedule 3.03(e), there are no outstanding contractual obligations of Seller Parties or the Acquired Entities to repurchase, redeem or otherwise acquire any of the equity interests of any Acquired Entity or of the Acquired Entities, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in the Constitutive Documents for the Acquired Entities, (i) there are no voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings with respect to the equity interests of any of the Acquired Entities or that restrict or grant any right, preference or privilege with respect to the transfer of such equity interests, and (ii) there are no Contracts or understandings to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the equity interests of the Acquired Entities.

(f) At Closing Seller Parties will transfer to Purchaser good and valid title to the Acquired Interests, free and clear of all Liens other than restrictions on transfer under the LC FinCo LLCA and restrictions on transfer under applicable securities laws, and upon such delivery Purchaser will be the sole and lawful owner, beneficially and of record, of the Acquired Interests.

For the avoidance of doubt, the representations contained in this Section 3.03 with respect to the absence of Liens on the beneficial ownership interest in any Acquired Entity shall not extend to, or require the disclosure of, any restrictions on transfer contained in Contracts with respect to which the holders of such beneficial ownership interest are not a party.

3.04 Real Property.

(a) Other than as described in Schedule 3.04(a), the Project Companies own fee title to no real property.

(b) Schedule 3.04(b) sets forth all of the Leases and includes (i) the title of each Lease, (ii) the original parties to each Lease, and (iii) all amendments, restatements, modifications and supplements with respect to each Lease.

(c) The interests of the Project Companies in all Project Company Real Property (other than Expansion Project Property) are insured under the existing owner’s title insurance policy or policies for the Projects set forth on Schedule 3.04(c) (“Title Policies”), true

Purchase and Sale Agreement – WCG

and complete copies of which WCG has made available to Purchaser. The Project Companies have (x) good and marketable title to all Project Company Real Property described in Schedule 3.04(a) and (y) a valid leasehold or easement interest in all Project Company Real Property described in Schedule 3.04(b), and for each Lease, in accordance with the terms and conditions of such Lease, in the case of each of clauses (x) and (y) free and clear of all Liens other than Permitted Liens. With respect to the Leases, each Project Company has the right to, and does, enjoy peaceful and undisturbed nonexclusive possession to all Leased Real Property, in accordance with the terms and conditions of the relevant Leases and subject to the Permitted Liens. WCG has made available to Purchaser on the Intralinks data site on or prior to the fifth (5th) Business Days prior to the date hereof, copies of all Leases. All rents and other payments under the Leases have been paid in full to the extent due.

(d) Except as set forth in Schedule 3.04(d), each of the Leases (i) has been duly authorized, executed and delivered by the relevant Project Company and, to the Knowledge of WCG, each other party thereto; (ii) constitutes a valid and binding obligation of the relevant Project Company and, to the Knowledge of WCG, each other party thereto and is enforceable against the relevant Project Company and, to the Knowledge of WCG, each other party thereto in accordance with its terms and (iii) is unamended (other than as disclosed on Schedule 3.04(b)). None of the Acquired Entities or, to the Knowledge of WCG, any other party thereto (x) is in breach of or default in any material respect under a Lease nor, to the Knowledge of WCG, is there any event that, with the giving of notice or the lapse of time, would constitute a material breach or default under such Lease, or (y) has received any written notice of termination or suspension of any Lease nor, to the Knowledge of WCG, is there any event that, with the giving of notice or the lapse of time, would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of any Lease. No action is being taken by any Acquired Entity or, to the Knowledge of WCG, any other Person to terminate or suspend any Lease.

(e) To the Knowledge of WCG, the Project Company Real Property is sufficient to provide the Project Companies with continuous, uninterrupted and, together with public roads, contiguous access to the Projects sufficient for the operation and maintenance of the Projects as currently conducted.

(f) Except as provided in Schedule 3.04(f), none of the Seller Parties, Wind Capital Ventures, LLC, their respective Affiliates Controlled by Wind Capital Ventures, LLC or, to the Knowledge of WCG, the direct or indirect owners (other than public shareholders) of each of the foregoing that are not Seller Parties, Wind Capital Ventures, LLC, or their respective Affiliates Controlled by Wind Capital Ventures, LLC, have any rights to any real property not comprising the Project Company Real Property that is (i) used in connection with the operation of the Projects, (ii) related to the King Lake project or (iii) within fifty (50) rotor diameters of any wind turbine generator of either Project.

Purchase and Sale Agreement – WCG

3.05 No Consent.

Except as set forth on Schedule 3.05 (the “Seller Consents”) and except with respect to Governmental Approvals, which are governed exclusively by Section 3.08, the execution, delivery and performance by each Seller Party of this Agreement and any other Investment Document and the consummation of the transactions contemplated hereunder and thereunder do not require any Seller Party to obtain any consent, approval or action of or give any notice to or make any registration with any Person as a result or under any terms, conditions or provisions of any Contract to which any of the Seller Parties or any Acquired Entity is a party or by which the assets or properties of any Seller Party or any Acquired Entity is bound or under any Law applicable to any Seller Party or Acquired Entity.

3.06 Compliance with Laws.

Except with respect to Environmental Law, which is governed exclusively by Section 3.18, and except as set forth on Schedule 3.06(i), each Seller Party, in its ownership and operation of the Acquired Entities, has been and is in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 3.06(ii), each Acquired Entity has been and is in compliance with all applicable Laws, other than such non-compliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Seller Parties or any of the Acquired Entities has received written notice of any violation of any Law that has not been cured, and none of the Seller Parties or any of the Acquired Entities is in default with respect to any Order, applicable to the Acquired Entities, the Business or their respective properties and assets, other than such violation or default which could not reasonably be expected to result in a Material Adverse Effect. No Acquired Entity is engaged in any transaction with any Person who, to the Knowledge of WCG, is the subject of Sanctions or who, to the Knowledge of WCG, is located, organized or residing in any Designated Jurisdiction.

3.07 No Conflicts.

The execution and delivery, and assuming the Seller Consents are obtained, the performance, of this Agreement and any other Investment Documents to which any Seller Party or Acquired Entity is a party do not and will not (a) conflict with, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, or require the consent or approval of any Person under, (i) such Seller Party’s Organizational Documents, or (ii) any of the Organizational Documents of the Acquired Entities; (b) result in the creation or imposition of any Lien upon any of the Acquired Interests or on any of the assets or properties of the Acquired Entities; (c) violate, conflict with or result in a breach of or default under, accelerate, modify, terminate, cancel, amend, suspend or revoke, or give any party the right to accelerate, modify, terminate, cancel, amend, suspend or revoke, or require the consent or approval of any Person under, any material Contract or Permit to which any Seller Party or an Acquired Entity is a party or by which any of the respective assets or properties or any Seller Party or Acquired Entity is bound (including the Leases, the Acquired Entity Contracts and the Permits set forth in Schedule 3.16); or (d) conflict in any material respect with or result in a material violation or material breach of any Law applicable to Seller Parties or the Acquired Entities.

Purchase and Sale Agreement – WCG

3.08 Governmental Approvals.

Except as set forth on Schedule 3.08 (“Seller Approvals”) and the Seller Consents, no Governmental Approval is required to be obtained by any Seller Party or any Acquired Entity in connection with the execution, delivery and performance of this Agreement or any other Investment Document or the consummation of the transactions contemplated hereby or thereby, including with respect to any Permit.

3.09 Legal Proceedings.

Except with respect to any Actions or Proceedings arising under Environmental Law, which are governed exclusively by Section 3.18, there is no Action or Proceeding pending, or to the Knowledge of WCG, threatened, against or affecting any Seller Party or the Acquired Entities which (a) may reasonably be expected to result in the issuance of an Order or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (b) may reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.09, there are no outstanding Orders, decrees, or charges to which any Seller Party or any Acquired Entity is a party or by which the assets or properties of any Seller Party or any Acquired Entity are bound.

3.10 Brokers.

Except in the case of WCG for Marathon Capital which shall be paid exclusively by WCG and for whose fees no Acquired Entity shall be liable, no Person has any claim against any Acquired Entity or any Seller Party, and no Acquired Entity has any liability or obligation, for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement and the other Investment Documents.

3.11 Acquired Entities Existence; Subsidiaries.

(a) Each of the Acquired Entities is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Entities has all requisite power and authority to conduct its business as and to the extent now conducted, to execute and deliver any Investment Document to be executed and delivered by such Acquired Entity, to perform its obligations thereunder and to consummate the transaction contemplated thereby, and to own and operate its assets. Each of the Acquired Entities is duly qualified, authorized to do business and in good standing in Delaware and each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

Purchase and Sale Agreement – WCG

(b) LC FinCo has no subsidiaries, and does not directly or indirectly own any capital stock of, or equity ownership or voting interest in, any Person, other than LC HoldCo and LC Project Company.

(c) PR HoldCo has no subsidiaries, and does not directly or indirectly own any capital stock of, or equity ownership or voting interest in, any Person, other than PR Project Company.

(d) WCG has, prior to the date hereof, delivered or made available to Purchaser true and complete copies of the Organizational Documents of each of the Acquired Entities as in effect on the date hereof. There have been no amendments, modifications, supplements, terminations or other changes to such Organizational Documents since the time they were delivered or made available to Purchaser.

3.12 Financial Statements; Absence of Undisclosed Liabilities; Absence of Certain Changes.

(a) Financial Statements. Set forth in Schedule 3.12(a) are true and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the audited consolidated balance sheets of each of LC HoldCo and PR HoldCo as of March 31, 2014, March 31, 2013 and March 31, 2012, and the related audited income statements, cash flow statements, and statements of changes in member’s equity and the accompanying reports of independent auditors of each of LC HoldCo and PR Holdco for the fiscal years ending March 31, 2014, March 31, 2013 and March 31, 2012, which present fairly in all material respects the financial position, results of operations, members’ equity and cash flows of each of such Persons as of the date of such financial statements in conformity with GAAP applied on a consistent basis throughout the periods covered thereby;

(ii) the unaudited consolidated balance sheets of LC FinCo as of March 31, 2014, March 31, 2013 and March 31, 2012, and the related unaudited income statements, cash flow statements, and statements of changes in member’s equity of LC FinCo for the fiscal years ending March 31, 2014, March 31, 2013 and March 31, 2012, which present fairly in all material respects the financial position, results of operations, member’s equity and cash flows of LC FinCo as of the date of such unaudited financial statements in conformity with GAAP (subject to the absence of footnotes) applied on a consistent basis throughout the periods covered thereby;

(iii) the unaudited consolidated balance sheet of each of LC FinCo, LC HoldCo and PR HoldCo as of December 31, 2014, and the related unaudited income statement, cash flow statement, and statement of changes in member’s equity of each of LC FinCo, LC HoldCo and PR Holdco as of and for the nine (9)-month period ending December 31, 2014, which set forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year (other than each such balance sheet and statement of changes in member’s equity) and present fairly in all material respects the financial position, results of operations, members’ equity and cash flows of each of such Persons as of the date of such

Purchase and Sale Agreement – WCG

unaudited financial statements in conformity with GAAP (subject to customary year-end adjustments and the absence of footnotes) applied on a consistent basis throughout the periods covered thereby;

(iv) the audited balance sheets of each of LC Project Company and PR Project Company as of March 31, 2014, March 31, 2013 and March 31, 2012, and the related audited income statements, cash flow statements, and statements of changes in member’s equity and the accompanying reports of independent auditors of each of LC Project Company and PR Project Company for the fiscal years ending March 31, 2014, March 31, 2013 and March 31, 2012, which present fairly in all material respects the financial position, results of operations, members’ equity and cash flows of each of such Persons as of the date of such financial statements in conformity with GAAP applied on a consistent basis throughout the periods covered thereby; and

(v) the unaudited balance sheet of each of LC Project Company and PR Project Company as of December 31, 2014, and the related unaudited income statement, cash flow statement, and statement of changes in member’s equity of each of LC Project Company and PR Project Company as of and for the nine (9)-month period ending December 31, 2014, which set forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year (other than each such balance sheet and statement of changes in member’s equity) and present fairly in all material respects the financial position, results of operations, members’ equity and cash flows of each of such Persons as of the date of such unaudited financial statements (subject to customary year-end adjustments and the absence of footnotes) in conformity with GAAP applied on a consistent basis throughout the periods covered thereby.

(b) Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.12(b), as of the Closing Date, the Acquired Entities will not have any material Liabilities, except for Liabilities: (i) reflected or reserved against in the most recent Financial Statements or set forth in a note thereto; or (ii) incurred in the ordinary course of business since December 31, 2014 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

(c) Absence of Material Adverse Effect. Since December 31, 2014, there has not been any change, event, circumstance, development, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Taxes.

(a) Except as disclosed on Schedule 3.13, there are no (i) Actions or Proceedings currently pending or, to the Knowledge of WCG, threatened against or affecting an Acquired Entity or a Seller Party (with respect to an Acquired Entity or Project) or any of the assets or properties of an Acquired Entity, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return in progress nor has an Acquired Entity or a Seller Party (with respect to an Acquired Entity or Project) been notified in

Purchase and Sale Agreement – WCG

writing of any request for examination, (iii) claims for assessment or collection of Taxes that have been asserted in writing against an Acquired Entity or a Seller Party (with respect to an Acquired Entity or Project), or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against an Acquired Entity or a Seller Party (with respect to an Acquired Entity or Project). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of an Acquired Entity or a Seller Party (with respect to an Acquired Entity or Project), and, except as set forth on Schedule 3.13, neither the Acquired Entities nor any Seller Party has requested any extensions of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, and for which adequate reserves have been maintained by the Acquired Entities in accordance with GAAP.

(b) Each Acquired Entity has been reported at all times since formation as either a “partnership” or as “disregarded as an entity separate from its owner,” within the meaning of Treasury Regulations § 301.7701-2, and none of any Seller Party or any Acquired Company has made an election to the contrary.

(c) Each Acquired Entity, other than the Tax Equity Acquired Companies, has filed all material Tax Returns that it was required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by each Acquired Entity, other than the Tax Equity Acquired Companies, and a Seller Party with respect to an Acquired Company (whether or not shown on any Tax Return) have been paid.

(d) Each Tax Equity Acquired Company has filed all material Tax Returns (other than federal and applicable state and local income tax returns) that it was required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All material Taxes (other than federal and applicable state and local income taxes) due and owing by a Tax Equity Acquired Company whether or not shown on any such Tax Return have been paid.

(e) Each Tax Equity Acquired Company has filed all federal and applicable state and local income tax returns that it was required to file under applicable Laws and regulations, and all such all federal and applicable state and local income tax returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations; provided, however , that for purposes of this Section 3.13(e), any aspect of any Tax Equity Acquired Company federal or applicable state or local income tax return that is untrue, incorrect or incomplete shall be disregarded to the extent that such aspect of such is a result of any of (i) an inaccuracy of any representation or warranty, or a breach of any covenant or other obligations, of any Class A Member (as defined in the Tax Equity LLCAs) set forth in or arising under any Tax Equity LLCA or Equity Capital Contribution Agreement (as defined in the Tax Equity LLCAs), (ii) a position on a Tax Equity Acquired Company federal and

Purchase and Sale Agreement – WCG

applicable state and local income tax return that is required by the Tax Equity LLCAs (including a position consistent with the Fixed Tax Assumptions (as defined in the PR Tax Equity LLCA)), for the avoidance of doubt excluding any such position that is the result of an inaccuracy of any representation or warranty, or any breach of any covenant or other obligations, of any Seller Party or any of its Affiliates set forth in or arising under the Tax Equity LLCAs, or (iii) a breach of or default in any material respect under an Acquired Entity Contract by a party other than WCG or its Affiliates (except to the extent of the Knowledge of WCG of any such breach or default).

(f) No claim has ever been made by an authority in a jurisdiction where any Acquired Entity does not file Tax Returns that any such Acquired Entity is or may be subject to taxation by that jurisdiction.

(g) Each Acquired Entity and Seller Party (with respect to an Acquired Entity or Project) has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, supplier, member, stockholder, or other third party.

(h) Seller Parties have delivered or made available to Purchaser true and complete copies of all federal income Tax Returns for the Acquired Entities for the shorter of (i) each of the three (3) taxable years ending immediately prior to the date hereof and (ii) the duration that the Acquired Entity has been in existence, and all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed or assessed.

(i) All factual information supplied or provided by a Seller Party within a Section 1603 Grant application (and any related or supplemental written correspondence, documentation or other information provided to any Governmental Authority in connection with a Section 1603 Grant application) and Annual Performance Reports is, to the extent internally generated or prepared by a Seller Party or any of its Affiliates (including information provided to a third party which was the basis of the third party report or information), true, correct and complete in all material respects and to the extent based upon information from another person, to the knowledge of the Seller Parties, true, correct and complete in all material respects. Each Annual Performance Reports required to be filed with respect to the LC Project have been timely filed in accordance with the Section 1603 Grant Guidance.

(j) The Acquired Entities will not be required, as a result of any change in method of accounting for any period ending on or before or including the Closing Date, to include any adjustment under Section 481 of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period (or portion thereof) ending after the Closing Date. No Acquired Entity will be required to include any item of income in (or exclude any item of deduction from) Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received by an Acquired Entity on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax Law) entered into by an Acquired Entity, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) election under Section 108(i) of the Code.

Purchase and Sale Agreement – WCG

(k) No Acquired Entity has ever been included in a combined, consolidated or unitary Tax Return. No Acquired Entity is presently liable, nor does any Acquired Entity have any potential liability, for the Taxes of another Person (i) under a comparable provision of state, local or foreign Law to Treasury Regulations Section 1.1502-6, or (ii) as transferee or successor or otherwise.

(l) The Acquired Entities have not received or requested any written ruling, technical advice memoranda or similar agreements or rulings of a Taxing Authority relating to Taxes.

(m) None of the Acquired Entities is a party to or is subject to any Contract relating to the sharing, allocation or payment of, or indemnity for, any Taxes, other than as provided in the Acquired Entity Contracts, customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business.

(n) None of the Acquired Entities is or has been a party to any “reportable transaction,” as defined in Sections 6011, 6662A, and 6707A of the Code and Treasury Regulations Section 1.6011-4.

3.14 Employees; Employee Benefit Plans.

None of the Acquired Entities have, or have ever had, any employees. There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Liability to Purchaser, the Acquired Entities or their Affiliates in respect of any employee benefit plan, program, agreement or arrangement maintained (or ever maintained) by any entity that is or was, together with an Acquired Entity, a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended.

3.15 Acquired Entity Contracts.

(a) Schedule 3.15 contains a true and complete list of all of the following Contracts to which an Acquired Entity is a party or by which an Acquired Entity or any of its respective properties or assets is bound, in each case, only to the extent that such Contract is in effect or imposes any Liability following the Closing excluding the Leases (which are listed on Schedule 3.04(b)) (collectively, the “Acquired Entity Contracts”):

(i) all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services, or Environmental Attributes;

(ii) all Contracts for the transmission of electric power;

(iii) all interconnection Contracts for electricity;

Purchase and Sale Agreement – WCG

(iv) all Contracts with WCG, any Affiliate of WCG or any other Related Party;

(v) all Contracts of an Acquired Entity in excess of $250,000 for each individual Contract;

(vi) any Contract (i) under which an Acquired Entity has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness or entered or committed to enter into any sale-leaseback or leveraged lease arrangement, (B) granted a Lien on its assets, whether tangible or intangible, (C) extended credit or provided credit support to any Person, or (D) given any guaranty of payment or performance or agreed to provide credit support or be a surety or otherwise make capital contributions, loans or advances or (ii) which otherwise relates to Indebtedness in an amount in excess of $100,000;

(vii) all Organizational Documents and joint venture, shared facility, joint ownership, strategic alliance, joint development or similar agreements;

(viii) all Contracts (A) which provide for indemnification on behalf of a Person that is not an Acquired Entity; (B) which provide a waiver of material Claims (except for waivers in connection with the pursuit or settlement of warranty claims under balance of plant construction contracts), or (C) which provide for indemnification for material Liabilities;

(ix) all Contracts (A) regarding acquisitions, leases, licenses or dispositions of material assets or properties of any Acquired Entity, other than the Leases or (B) for the purchase or sale of any business, corporation, partnership, joint venture or other business organization or that grant any Person a right of first refusal, right of first offer or other preferential right to purchase any asset of the Acquired Entities;

(x) all Contracts settling or relating to the settlement of any material Claim or litigation;

(xi) all Contracts under which distributions, dividends or return on equity of any Acquired Entities is restricted or limited;

(xii) any Contract which is a futures, swap, collar, put, call, floor, cap, option, hedging or other similar Contract;

(xiii) all build-out agreements;

(xiv) all Contracts which contain a covenant not to compete or other agreement restricting any Acquired Entity from competing or engaging in any line of business or competing in any geographic area or which include any material non-solicitation or earn-out obligation;

Purchase and Sale Agreement – WCG

(xv) all Contracts which (A) provide employment, non-compete, severance, retention, change of control, termination pay or other arrangements in each case with any individual or employee, or (B) contain a change of control provision;

(xvi) all Contracts which (A) are with respect to the sharing or allocation of Taxes or (B) have been entered into with any Governmental Authority and relate to the payment or nonpayment of any Taxes;

(xvii) all Contracts under which any material workmanship or equipment warranties remain in effect (including in respect of wind turbine generators);

(xviii) any Contract between any Seller Party, to the extent relating to a Project or the Business, and/or an Acquired Entity, on the one hand, and any Governmental Authority, on the other hand;

(xix) any Contract for management, operation or maintenance of an Acquired Entity, any of its material assets or business activities, or any Project;

(xx) any Contract relating to abatement or reduction of or credit for property Taxes or property Tax assessments, or payments in lieu of property Taxes, of the Acquired Entities; and

(xxi) any Contract which would otherwise be considered material to the Business.

(b) WCG has provided Purchaser with, or access to, true and complete copies of all Acquired Entity Contracts. Each Acquired Entity Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each applicable Acquired Entity, each applicable Affiliate thereof and, to the Knowledge of WCG, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. None of the Seller Parties, the Acquired Entities, their Affiliates, or, to the Knowledge of WCG, any other party thereto is in breach of or default in any material respect under an Acquired Entity Contract, and to the Knowledge of WCG there does not exist under any Acquired Entity Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Seller Party, Acquired Entity or one of its Affiliates, or, to the Knowledge of WCG, any other party to such Acquired Entity Contract, would constitute an event of default under any Acquired Entity Contract, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of an Acquired Entity Contract. No Seller Party, Acquired Entity or one of its Affiliates, or, to the Knowledge of WCG, any other party to an Acquired Entity Contract has received any written notice of termination or suspension of any Acquired Entity Contract, and to the Knowledge of WCG no action is being taken by any Person to terminate or suspend any Acquired Entity Contract.

Purchase and Sale Agreement – WCG

(c) Except as set forth in Schedule 3.15(c), none of the Acquired Entities has a material outstanding claim (including relating to availability), whether for liquidated damages, other monetary damages, make-good warranties or otherwise, under any Acquired Entity Contract (including a warranty agreement), and none of the Acquired Entities has received notice of any claim (including relating to availability) against it, whether for liquidated damages or other monetary damages, under any Acquired Entity Contract (including a power purchase or sale agreement).

3.16 Permits.

Schedule 3.16 sets forth all material Permits acquired or held by an Acquired Entity in connection with the operation of the Projects. The Acquired Entities hold in full force and effect, all Permits required for the ownership of their assets and the operation of the Business as presently conducted, other than those Permits required in connection with certain operation and maintenance activities that are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions when needed. None of the Acquired Entities is in material default or material violation of, and, to the Knowledge of WCG, no event has occurred and is continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation under, any Permits held by an Acquired Entity. There are no Claims, Actions or Proceedings pending or, to the Knowledge of WCG, threatened, relating to or which would reasonably be expected to result in the suspension, revocation, termination or modification of any Permits held by an Acquired Entity.

3.17 Affiliate Transactions.

Except as disclosed on Schedule 3.17 or under the Acquired Entity Contracts, there are no existing or pending transactions, Contracts or Liabilities between or among (a) an Acquired Entity on the one hand, and (b) any Seller Party, any of its Affiliates, any current or former Representative of any Acquired Entity, Seller Party or their Affiliates, or any member of the immediate family of any such Representative (collectively, the “Related Parties”), on the other hand.

3.18 Environmental Matters.

Except as set forth on Schedule 3.18, (i) there are no locations or premises within a Project site or any other location where there has been a Release that (A) an Acquired Entity has been or would be obligated to investigate, remove, remediate or otherwise respond to pursuant to any Environmental Law or any Contract entered into with any other Person or (B) has resulted in or would reasonably be expected to result in an Environmental Claim against or liability of an Acquired Entity under any Environmental Law, in the case of each of (A) and (B) that would individually or in the aggregate have a Material Adverse Effect, (ii) the Acquired Entities have been and are in material compliance with all applicable Environmental Laws; (iii) no Seller Party or any Acquired Entity has received written notice from any Governmental Authority of any Environmental Claim, or any written notice of any investigation, or any written request for

Purchase and Sale Agreement – WCG

information, in each case under, any Environmental Law, and no such notice or request for information would reasonably be expected, except for those listed on Schedule 3.18 and none of which are material; and (iv) none of the Acquired Entities or the Seller Parties with respect to the Acquired Entities are subject to or agreed to enter into any Order pursuant to any Environmental Law or with respect to Hazardous Substances, noise or visual impacts (including shadow flicker), other than direction from a Governmental Authority that may be incorporated in applicable Permits. No Seller Party or any Acquired Entity has given any release or waiver of liability that would waive or impair any claim based on the presence of Hazardous Substances in, on or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property. None of the Seller Parties nor any of their Affiliates have in their possession any reports with respect to environmental matters not made available to the Purchaser which relate to the Business or the Acquired Entities and conflict with the conclusions drawn in reports which were made available to the Purchaser.

3.19 Insurance.

Schedule 3.19 lists all of the insurance maintained by or on behalf of the Acquired Entities (the “Insurance Policies”). All Insurance Policies are now in full force and effect, valid and binding in accordance with their terms. All premiums with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid and, with respect to premiums due and payable prior to Closing, will be paid prior to any applicable payment due date. None of the Insurance Policies has lapsed, and, to the Knowledge of WCG, there are no circumstances that have rendered such Insurance Policies unenforceable, void or voidable. No Acquired Entity has received any written notice in the past twelve (12) months from the insurer under any Insurance Policy disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. Each Acquired Entity and its assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Acquired Entity Contract to which such Acquired Entity is a party or by which its assets or properties are bound.

3.20 Absence of Regulation.

None of the Acquired Entities is an “investment company,” a company “controlled” by an “investment company” or an “investment advisor” within the meaning of, or is subject to regulation under, the Investment Company Act of 1940.

3.21 Personal Property.

(a) All tangible personal property used or held for use by each of the Acquired Entities that is material to the business of such Acquired Entity is owned or leased by such Acquired Entity, (b) as to such tangible personal property that is owned by the Acquired Entities, the applicable Acquired Entity has good and marketable title to such property, free and clear of all Liens except Permitted Liens, and (c) as to such tangible personal property that is leased by the Acquired Entities, the applicable Acquired Entity has a valid leasehold interest in such property.

Purchase and Sale Agreement – WCG

3.22 Credit Support.

Schedule 2.04 contains a true and complete list of all current Support and Affiliate Obligations, except to the extent that item 1 on such Schedule 2.04 has been replaced by a guaranty in a form substantially similar to such item 1.

3.23 Powers of Attorney.

Except as set forth in Schedule 3.23, no power of attorney executed by or on behalf of any Acquired Entity is outstanding.

3.24 Intellectual Property.

The Acquired Entities own, license or can acquire on reasonable terms the Intellectual Property necessary to conduct the Business, and none of the Acquired Entities has received any notice of infringement of or conflict with the asserted rights of others with respect to any Intellectual Property rights.

3.25 Books and Records.

To the Knowledge of WCG, all of the Books and Records described in clauses (a), (k), (l) and (m) of the definition thereof have been provided or made available to Purchaser in complete and accurate form.

3.26 No Other Warranties.

EXCEPT FOR THE WARRANTIES SET FORTH HEREIN, IN THE OTHER INVESTMENT DOCUMENTS AND IN ANY CERTIFICATES DELIVERED HEREUNDER OR THEREUNDER, THE ACQUIRED INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE WARRANTIES SET FORTH HEREIN, IN THE OTHER INVESTMENT DOCUMENTS, AND IN ANY CERTIFICATES DELIVERED HEREUNDER OR THEREUNDER ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PARTIES PROVIDE NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, THE ACQUIRED ENTITIES OR THEIR ASSETS, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, IN THE OTHER INVESTMENT DOCUMENTS AND IN ANY CERTIFICATES DELIVERED HEREUNDER OR THEREUNDER, WCG MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO ACQUIRED ENTITIES OR THE ACQUIRED INTERESTS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3.26 SHALL RELIEVE ANY SELLER PARTY OF ANY LIABILITY FOR FRAUD.

Purchase and Sale Agreement – WCG

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller Party as of the date hereof (unless specifically stated otherwise) as follows:

4.01 Existence.

Purchaser is duly formed, validly existing and in good standing under the Laws of Delaware. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Investment Document required to be executed and delivered by Purchaser hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and to carry on its business as currently conducted.

4.02 Authority.

All company actions and proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement and all other Investment Documents to which Purchaser is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly taken. This Agreement and all other Investment Documents to which Purchaser is a party have been, or at the Closing will be, duly and validly executed and delivered by Purchaser and constitutes or will constitute, as applicable, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such terms may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditor’s rights generally, and (b) general principles of equity, whether considered in a proceeding in equity or at law.

4.03 No Consent.

Except as set forth on Schedule 4.03 (the “Purchaser Consents”) and except with respect to Governmental Approvals, which are governed exclusively by Section 4.05, the execution, delivery and performance by Purchaser of this Agreement and any other Investment Document to which Purchaser is a party and the consummation of the transactions contemplated hereunder do not require Purchaser to obtain any consent, approval or action of or give any notice to or make any registration with any Person as a result or under any terms, conditions or provisions of any Contract to which Purchaser is a party or by which its assets or properties are bound or under any Law applicable to Purchaser.

4.04 No Conflicts.

The execution and delivery, and assuming the Purchaser Consents are obtained the performance, by Purchaser of this Agreement and any other Investment Documents to which Purchaser is a party do not and will not (a) conflict with, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, or require the consent or approval of any Person under,

Purchase and Sale Agreement – WCG

Purchaser’s Organizational Documents; (b) conflict in any material respect with or result in a material violation or material breach of any provision of any Law applicable to Purchaser; (c) result in the creation or imposition of any Lien upon Purchaser or any of its assets which could reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein; or (d) violate, conflict with or result in a breach or default under, accelerate, modify, terminate, cancel, amend, suspend or revoke, or give any party the right to accelerate, modify, terminate, cancel, amend, suspend or revoke, or require the consent or approval of any Person under, any Contract or Permit to which Purchaser is a party or by which any of its assets or properties is bound, in each case to the extent a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein could reasonably be expected to occur.

4.05 Governmental Approvals.

Except as set forth on Schedule 4.05 (“Purchaser Approvals”), no Governmental Approval is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and any other Investment Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

4.06 Legal Proceedings.

There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its assets in law or equity or before any Governmental Authority that could reasonably be expected to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

4.07 Purchase for Investment.

Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) is a “qualified purchaser” as such term is defined in the Investment Company Act of 1940, as amended, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

4.08 Brokers.

No Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement and the other Investment Documents.

Purchase and Sale Agreement – WCG

4.09 Permits and Filings.

Except for the Purchaser Consents and the Purchaser Approvals, no Permit on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

4.10 Compliance with Laws.

Purchaser is not in violation of any Law except where any such violation would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

4.11 Due Diligence.

Purchaser has had the opportunity to conduct all such due diligence investigations of the Acquired Interests as it deemed necessary or advisable in connection with entering into this Agreement and the other Investment Documents and the transactions contemplated hereby and thereby. Purchaser has relied solely on its independent investigation and the representations and warranties made by Seller Parties in ARTICLE 3, the other Investment Documents and the certificates delivered hereunder and thereunder in making its decision to acquire the Acquired Interests, and has not relied on any other statements or advice from WCG or its Representatives.

4.12 Financial Ability to Close.

At the Closing, Purchaser will have sufficient cash available to pay the Purchase Price in accordance with this Agreement. Purchaser hereby acknowledges and agrees that the receipt of any financing shall not be a condition precedent to Purchaser’s obligations to purchase the Acquired Interests in accordance with this Agreement.

4.13 Tax Matters.

(a) Purchaser is a “United States person” within the meaning of Code Section 7701(a)(30) and is not subject to withholding under Section 1446 of the Code.

(b) Solely as a result of the purchase by Purchaser from the Seller Parties of the Acquired Interests at the Closing:

(i) no portion of the Projects will become tax-exempt use property or “public utility property” within the meaning of Section 168(h)(1) or 168(i)(10) of the Code;

(ii) no portion of the Projects will become tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code;

Purchase and Sale Agreement – WCG

(iii) no sale of power from either Project or part thereof will become to a “related person” for purposes of Code Sections 45(e)(4), 267 or 707; and

(iv) no subsidized energy financing will have been provided (directly or indirectly) under a federal, state or local program in connection with any property owned by a Project Company, within the meaning of Code Section 45(b)(3)(A)(iii).

(c) None of Purchaser or any of its Affiliates has applied for, claimed or received a grant pursuant to Section 1603 of the American Recovery and Reinvestment Act of 2009, or an investment tax credit pursuant to Code Section 48 with respect to any property owned by the PR Project Company.

(d) None of Purchaser or any of its Affiliates has applied for, claimed or received a production tax credit pursuant to Code Section 45, or an investment tax credit pursuant to Code Section 48 with respect to any property owned by the LC Project Company.

(e) If the Purchaser is a Flow-Through Entity, (i) no person or entity will own, directly or indirectly through one or more Flow-Through Entities, an interest in the Purchaser such that more than 60% of the value of such person’s or entity’s interest in the Purchaser is attributable to the Purchaser’s investment in the Acquired Entities; and (ii) if one or more persons or entities owns, directly or indirectly through one or more flow-through entities, an interest in the Purchaser such that more than 60% of the value of such person’s or entity’s interest in the Purchaser is attributable to the Purchaser’s investment in the Acquired Entities, neither the Purchaser nor any such person or entity has or had any intent or purpose to cause such person (or persons) or entity (or entities) to invest in the Acquired Entities indirectly through the Purchaser in order to enable the Acquired Entities to qualify for the 100-partner safe harbor under Treasury Regulation § 1.7704-1(h) (regarding the private placement safe harbor from treatment as a publicly traded partnership).

(f) Purchaser is not a “Disqualified Person” (as defined in the LC Tax Equity LLCA).

4.14 Compliance.

The Purchaser and its Affiliates will not, by entering in to the Investment Documents to which they are a party or consummating the transactions contemplated thereby, be in contravention of Anti-Corruption Laws or Sanctions.

4.15 Plan Assets.

Either (a) no part of the Purchase Price constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101 of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq. or in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (b) the source of the funding used to pay the

Purchase and Sale Agreement – WCG

Purchase Price is not an “insurance company general account” within the meaning of U.S. Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all Contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with the Purchaser’s jurisdiction of domicile.

4.16 No Other Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, IN THE OTHER INVESTMENT DOCUMENTS, AND IN ANY CERTIFICATES DELIVERED HEREUNDER OR THEREUNDER, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF OR WITH RESPECT TO PURCHASER, AND PURCHASER HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY.

ARTICLE 5

COVENANTS OF SELLER PARTIES

Seller Parties covenant and agree with Purchaser that they will comply, or will cause their Affiliates to comply, with all covenants and provisions of this ARTICLE 5, except to the extent Purchaser may otherwise consent in writing.

5.01 Consents; Permits.

Prior to the Closing, WCG shall or shall cause its Affiliates to use commercially reasonable efforts to obtain as promptly as practicable the Seller Consents. Prior to the Closing, WCG shall provide a status report to Purchaser upon the reasonable request of Purchaser. WCG shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02 Access to Information.

Pending Closing, WCG shall at all reasonable times and upon reasonable prior notice during regular business hours make appropriate members of its management team available for questions related to the properties, assets, books and records pertaining to the Acquired Entities, the Acquired Interests, the Business or the Projects which shall be reasonably available for examination and review by Purchaser and its Representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of WCG, the Seller Parties, the Acquired Entities or the Projects, shall be subject to WCG’s and the Acquired Entities’ safety and security procedures and shall be at Purchaser’s sole cost and expense; and provided, further, that neither Purchaser, nor any of its Affiliates or Representatives, shall access the Project sites or conduct any intrusive environmental site assessment or activities with respect to the Acquired Entities or its properties without the prior written consent of WCG (such consent not to be unreasonably withheld, delayed or denied). For the period ninety (90) days subsequent

Purchase and Sale Agreement – WCG

to Closing, WCG shall make available during regular business hours, those employees responsible for providing accounting services to the Acquired Entities, and, at Purchaser’s request, facilitate discussions with the Acquired Entities’ independent auditors, in each case for the purpose of answering questions related to the properties, assets, Taxes, and books and records of the Acquired Entities. WCG shall not, however, be required to incur any costs in connection with the provision of such services by the Acquired Entities’ independent auditors.

5.03 Conduct of Business.

During the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE 12 (the “Interim Period”):

(a) Seller Parties shall, and shall cause the Acquired Entities to, operate and carry on the Business in the ordinary course, substantially as operated immediately prior to the date of this Agreement. Without limiting the foregoing, Seller Parties shall cause each Acquired Entity to use commercially reasonable efforts consistent with good business practice to preserve the goodwill of all suppliers, contractors, Governmental Authorities, licensors, customers, distributors and others having business relations with the Acquired Entities. Other than as required by the terms of this Agreement, no Seller Party shall transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien (other than restrictions on transfer under applicable securities laws) upon the Acquired Interests.

(b) Without limiting Section 5.03(a), except for the transactions to be consummated pursuant to this Agreement, or as set forth on Schedule 5.03(b) or except with the express written approval of Purchaser, such approval not to be unreasonably withheld or delayed, Seller Parties shall not with respect to the Acquired Entities, and shall cause the Acquired Entities not to:

(i) (A) issue any membership interests, other equity interests or securities (or securities convertible into equity interests), options, warrants or other rights to purchase or obtain (including upon exchange or exercise) any equity interests in or of the Acquired Entities, or debt securities, or (B) grant to any Person or create or incur, or consent to any Lien (other than Permitted Liens) upon the Business, the Projects or the properties or assets of any of the Acquired Entities;

(ii) make any material change in the Business or the operations of the Projects, except such changes required to comply with any applicable Law or the terms of the Tax Equity LLCAs;

(iii) fail to timely pay any material amount properly invoiced and due and owing to any and all of its vendors, suppliers and other account payables (and all other similar obligations) consistently with past practices;

(iv) enter into any Contract for the purchase of real property;

Purchase and Sale Agreement – WCG

(v) (A) enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination) of any Person or business or any division thereof, or (B) make an investment in another Person;

(vi) sell, assign, lease, license, dispose of, allow to lapse or otherwise transfer any asset other than (i) sales of electric power as set forth in the Acquired Entity Contracts, (ii) the transfer of any related Environmental Attributes under any Acquired Entity Contract, and (iii) the transfer of an asset that is worn out, obsolete, or no longer necessary or useful for the operation of the Projects;

(vii) create, incur, assume, modify, guarantee or otherwise become liable for, or agree to create, incur, assume, modify, guarantee or otherwise become liable for, any Indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another Person or into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13);

(viii) enter into, amend, modify, grant a waiver in respect of, cancel, terminate, consent to the termination of or assign, or settle or compromise any Claim under, any Contract (A) set forth in Schedule 3.04(b) or Schedule 3.15 or (B) which, if in effect on the date hereof, would be required to be set forth in Schedule 3.04(b) or Schedule 3.15, other than in each case any amendment, modification or waiver which is not material to such Contract and is otherwise in the ordinary course of business;

(ix) (A) make any change in any Acquired Entity’s Organizational Documents, (B) purchase, redeem, combine, reclassify or issue any equity interest or voting interest (or securities exchangeable, convertible or exercisable for an equity interest or voting interest) in any Acquired Entity, (C) make any change in the capital structure of the Acquired Entities or (D) declare, set aside, make or pay any dividends or distributions (other than cash dividends and distributions);

(x) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, policies or practices with respect to Taxes, file any amended Tax Return or claim for refund with respect to any Taxes, enter into any closing agreement or settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xi) fail to maintain insurance coverage substantially equivalent to the Insurance Policies as in effect on the date hereof;

(xii) settle or agree to settle any material dispute with or material Claim against any Person, including any Governmental Authority;

Purchase and Sale Agreement – WCG

(xiii) make any material change in any method of accounting or accounting practice or policy of the Acquired Entities (including practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts accrual of accounts receivable, inventory control, supplies, materials, spare parts, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue), except as required by GAAP;

(xiv) hire any employee at the Acquired Entities;

(xv) except as otherwise contemplated by the Contracts of the Acquired Entities as in effect as of the date hereof or in the budgets delivered by the applicable Acquired Entities pursuant to the Financing Documents and made available to Purchaser prior to the date hereof, make any material expenditure (or enter into any Contracts in respect of material expenditures) or otherwise acquire any assets or properties (other than inventory in the ordinary course of business consistent with past practice) that are material to the Acquired Entities, individually or taken as a whole;

(xvi) apply for, rescind, cancel, terminate, fail to take any action within its control to extend, amend or otherwise make or propose to make modifications to any material Permit;

(xvii) enter into a new line of business;

(xviii) issue or procure any guaranties, letters of credit, bonds, indemnities, or other credit assurances of a comparable nature (including cash posted as credit support) that would constitute Support and Affiliate Obligations that will continue to be in effect beyond the Closing Date;

(xix) grant any power of attorney; or

(xx) agree to enter into any Contract or otherwise make any commitment to do any of the foregoing in this Section 5.03.

Notwithstanding anything to the contrary herein, any actions or events approved in writing by Purchaser in accordance with this Section 5.03(b), shall be deemed disclosed and incorporated by reference in the Schedules to this Agreement as of the Closing Date, and Purchaser shall be deemed to have waived any right to indemnification for the breach of any representation or warranty relating to the matter approved by Purchaser in this Section 5.03(b).

(c) Seller Parties and some other indirect owners of the Acquired Entities will convert from a limited liability company to a limited partnership prior to the Closing Date as set forth in Exhibit J (the “Conversions”). Notwithstanding anything to the contrary herein or in any other Investment Document, each of the Seller Parties and the Purchaser hereby agrees that (i) nothing in this Agreement prohibits the Conversions, (ii) Purchaser’s consent is not required prior to effecting the Conversions and (iii) the Seller Parties so converted pursuant to the Conversion shall be deemed the respective successors by conversion of the Seller Parties;

Purchase and Sale Agreement – WCG

provided, however, that Purchaser’s consent shall be required under Section 5.03(b), prior to completing conversions of the Seller Parties and some other indirect owners of the Acquired Entities if any such conversions are accomplished in a manner other than as set forth in Exhibit J.

5.04 Exclusivity.

Until this Agreement is terminated, Seller Parties shall not, and shall cause their Affiliates and Seller Parties’ and their Affiliates’ Representatives not to, directly or indirectly accept, solicit or respond to any new or existing indication of interest, proposal or offer from any Person relating to any (a) merger or consolidation with or into, (b) acquisition or purchase of any material asset, or any equity or debt interest in, (c) lease or disposition of any material asset, or (d) similar transaction, business combination or investment involving the Acquired Entities, the Business, the Projects or the Acquired Interests (any of the transactions described in clauses (a) through (d), a “Third-Party Acquisition”).

5.05 Records.

Prior to the Closing, WCG shall keep in its possession and control all information and records with respect to the Acquired Entities, Projects and the Business, consistent with the current policies of WCG.

5.06 Fulfillment of Conditions; 754 Election.

Prior to the Closing, Seller Parties shall and shall cause their Affiliates to use their commercially reasonable efforts to satisfy each condition to the obligations of Purchaser contained in this Agreement which are within their control. Prior to Closing, to the extent that PR Project Company does not have a Code Section 754 election currently in effect, PR HoldCo shall give written notice under Section 8.6(d) to the PR Tax Equity LLCA to the “Manager” and each member of PR Project Company requesting the PR Project Company make an election under Section 754 of the Code for the taxable year of PR Project Company that will include the acquisition of the Acquired Interests by Purchaser, and PR Seller shall cause the “Manager” under the PR Tax Equity LLCA to comply with Section 8.6(d) thereof. Prior to Closing, to the extent that LC HoldCo does not have a Code Section 754 election currently in effect, LC Seller shall give written notice under Section 8.6(d) to the LC Tax Equity LLCA to the “Manager” and each member of LC HoldCo requesting the LC HoldCo make an election under Section 754 of the Code for the taxable year of LC HoldCo that will include the acquisition of the Acquired Interests by Purchaser, and LC Seller shall cause the “Manager” under the LC Tax Equity LLCA to comply with Section 8.6(d) thereof.

5.07 Further Assurances.

Seller Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be necessary and are within its control to consummate and make effective the transactions contemplated by this Agreement and the other Investment Documents; provided, that nothing in

Purchase and Sale Agreement – WCG

this Agreement shall require the Seller Parties to waive any of the conditions in ARTICLE 8 or otherwise waive any of its rights hereunder. Except as otherwise specifically set forth in this Agreement, nothing in this Section 5.07 shall require the Seller Parties or their Affiliates to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any Permit or waiver.

5.08 Seller Designated Representative.

During the Interim Period, Purchaser may rely on a written decision, consent or instruction provided by David Boyce (“Seller Designated Representative”) as being the decision, consent or instruction of both Seller Parties.

5.09 Notice of Developments.

During the Interim Period, Seller Parties shall deliver or cause to be delivered to Purchaser, within five (5) Business Days after becoming available to any Seller Party or one of its Affiliates, copies of any and all (a) regularly prepared final monthly, quarterly and annual financial statements (whether or not audited or consolidated) of the Acquired Entities, (b) written reports prepared for the monthly business review meeting of the management of the Acquired Entities, (c) written monthly project operating reports prepared in the ordinary course of business by the Acquired Entities or by Seller Parties or their Affiliates that relate to the Acquired Entities, and (d) material Tax Returns filed with any Governmental Authority by any Acquired Entity.

5.10 Title Insurance Documentation.

Each Seller Party shall deliver a customary non imputation affidavit, in a form reasonably acceptable to the Seller Parties, and sufficient to cause the applicable title company to issue a non imputation endorsement to the Title Policies on the Closing Date; provided, however, that no Seller Party shall be required to provide in connection with the delivery of the non imputation affidavit indemnification to the title company for a period in excess of fifteen (15) months after the Closing Date.

ARTICLE 6

COVENANTS OF PURCHASER

Purchaser covenants and agrees with WCG and each Seller Party that Purchaser will comply with all covenants and provisions of this ARTICLE 6, except to the extent WCG may otherwise consent in writing.

6.01 Consents.

Prior to the Closing, Purchaser shall or shall cause its Affiliates to use commercially reasonable efforts to obtain as promptly as practicable the Purchaser Consents. Prior to the Closing, Purchaser shall provide a status report to WCG upon the reasonable request of WCG. Purchaser shall bear its own costs and legal fees contemplated by this Section 6.01.

Purchase and Sale Agreement – WCG

6.02 Fulfillment of Conditions.

Prior to the Closing, Purchaser shall use its commercially reasonable efforts to satisfy each condition to the obligations of Seller Parties contained in this Agreement which are within its control.

6.03 Further Assurances.

Purchaser shall, and shall cause its Affiliates to, use their commercially reasonable efforts to negotiate, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the other Investment Documents; provided, that nothing in this Agreement shall require Purchaser to waive any of the conditions in ARTICLE 7 or otherwise waive any of its rights hereunder. Except as otherwise specifically set forth in this Agreement, nothing in this Section 6.03 shall require Purchaser or its Affiliates to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any Permit or waiver.

6.04 Purchaser Designated Representative.

During the Interim Period, Seller Parties may rely on a written decision, consent or instruction provided by Esben Pedersen (“Purchaser Designated Representative”) as being the decision, consent or instruction of Purchaser.

6.05 Title Commitment.

In the event the Purchaser obtains any updated title report or title commitment prior to Closing with respect to the real property of any Acquired Entity, Purchaser shall promptly (and in any event no later than two (2) Business Days prior to the Closing) provide a copy thereof to the Seller Parties.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Acquired Interests and to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.01 Bring-Down of Seller Parties’ Representations and Warranties.

The Fundamental Representations (other than the representations and warranties set forth in Section 3.13 (Taxes)) made by Seller Parties in this Agreement shall be true and correct in all respects as of the Closing Date as though such Fundamental Representations were made on and as of the Closing Date, except to the extent such Fundamental Representations expressly relate to

Purchase and Sale Agreement – WCG

an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 3. The other representations and warranties made by Seller Parties in this Agreement and in the Investment Documents executed on or prior to the Closing Date shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 3.

7.02 Performance Prior to and at Closing.

Each Seller Party shall have performed its obligations and covenants under this Agreement and any Investment Documents executed on or prior to the Closing Date required to be so performed by it at or prior to Closing.

7.03 Assignment of Membership Interests.

The Assignments of Membership Interests shall have been fully executed and delivered to Purchaser.

7.04 Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

7.05 Governmental Approvals.

All Seller Approvals and Purchaser Approvals shall have been obtained and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred; and the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement shall be in full force and effect.

7.06 Consents.

Purchaser shall have obtained all Purchaser Consents and the Seller Parties and the Acquired Entities, as applicable, shall have obtained, and delivered to Purchaser copies of, each of the Seller Consents in form and substance reasonably satisfactory to Purchaser.

7.07 Officers’ Certificates.

WCG shall have delivered to Purchaser (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of each Seller Party substantially in the form and to the effect of Exhibit D; and (b) a certificate, dated the Closing Date and executed by the Secretary of each Seller Party substantially in the form and to the effect of Exhibit E.

Purchase and Sale Agreement – WCG

7.08 FIRPTA Certificate.

WCG shall have delivered to Purchaser a certificate for each Seller Party, dated as of the Closing Date and substantially in the form and to the effect of Exhibit F, sworn under penalty of perjury, and satisfying the requirements set forth in Treasury Regulation Section 1.1445-2(b).

7.09 No Material Adverse Effect.

No Material Adverse Effect shall have occurred.

7.10 Contracts to be Terminated or Assigned.

Seller Parties shall have delivered to Purchaser evidence of the termination or assignment, as applicable, of the Contracts listed in Schedule 7.10, with any such termination or assignment in form and substance reasonably satisfactory to Purchaser, and to the extent such Contracts have terminated, the Acquired Entities shall have entered into replacement Contracts on terms and conditions substantially similar to the terminated Contracts or otherwise reasonably acceptable to Purchaser.

7.11 Financial Statement.

(a) If the Closing occurs on or before May 15, 2015, (i) audited consolidated balance sheets of LC FinCo as of March 31, 2014, March 31, 2013 and March 31, 2012, and the related audited consolidated statements of operations, capital and cash flows of LC FinCo for each of the fiscal years ending March 31, 2014, March 31, 2013 and March 31, 2012, which in each case will be prepared in accordance with GAAP and, for the avoidance of doubt, will be consolidated with LC HoldCo and LC Project Company, (ii) an unqualified opinion from KPMG LLP in respect of each of the financial statements described in clause (i), and (iii) the unaudited balance sheet of each of LC FinCo and PR HoldCo as of December 31, 2013, prepared in each case in accordance with GAAP (subject to customary year-end adjustments and the absence of footnotes); or

(b) if the Closing occurs after May 15, 2015, (i) audited consolidated balance sheets of LC FinCo as of March 31, 2015, March 31, 2014 and March 31, 2013, and the related audited consolidated statements of operations, capital and cash flows of LC FinCo for each of the fiscal years ending March 31, 2015, March 31, 2014 and March 31, 2013, which in each case will be prepared in accordance with GAAP and, for the avoidance of doubt, will be consolidated with LC HoldCo and LC Project Company, (ii) audited consolidated balance sheets of each of PR HoldCo and LC HoldCo as of March 31, 2015, and the related audited consolidated statements of operations, capital and cash flows of PR HoldCo for the fiscal year ending March 31, 2015, which in each case will be prepared in accordance with GAAP and, for the avoidance of doubt, will (in the case of PR HoldCo) be consolidated with PR Project Company, (iii) audited balance sheets of each of PR Project Company and LC Project Company as of March 31, 2015,

Purchase and Sale Agreement – WCG

and the related audited consolidated statements of operations, capital and cash flows of PR Project Company and LC Project Company for the fiscal year ending March 31, 2015, which in each case will be prepared in accordance with GAAP, (iv) an unqualified opinion from KPMG LLP, and all other certificates and reports required from KPMG LLP by the applicable Financing Documents, in respect of each of the financial statements described in clauses (i) through (iii), and (v) the unaudited balance sheet of each of LC FinCo and PR HoldCo as of December 31, 2013, prepared in each case in accordance with GAAP (subject to customary year-end adjustments and the absence of footnotes).

7.12 Other Deliverables. Seller Parties shall have delivered to Purchaser the following:

(a) Resignations. executed documents, in form and substance reasonably satisfactory to Purchaser, evidencing the resignation of, and release by, each of the directors, managers, officers and other authorized representatives of the Acquired Entities that were appointed or elected by Seller Parties or their Affiliates, who are listed on Schedule 7.12(a);

(b) Financing Compliance. copies of the most recent (as of the Closing Date) compliance certificates delivered by each of the Acquired Entities under the Financing Documents;

(c) Escrow Agreement. the Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Seller Parties to Purchaser;

(d) Books and Records. all of the Books and Records for the Acquired Entities;

(e) 754 Election. Either a written copy of the current election under Section 754 of the Code from each of LC HoldCo and PR Project Company for the taxable year that includes the acquisition of the Acquired Interests by Purchaser, or written confirmation and acknowledgement from each of LC HoldCo and PR Project Company that it will make an election under Section 754 of the Code for the taxable year that includes the acquisition of the Acquired Interests by Purchaser, in accordance with Section 8.6(d) of each of the Tax Equity LLCAs; and

(f) Payoff Letters. The PR Payoff and Release Letter shall have been executed and delivered to Purchaser.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF EACH SELLER PARTY

The obligations of each Seller Party hereunder to sell the Acquired Interests and to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller Parties, in their sole discretion).

Purchase and Sale Agreement – WCG

8.01 Bring-Down of Purchaser’s Representations and Warranties.

The Fundamental Representations made by Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date as though such Fundamental Representations were made on and as of the Closing Date, except to the extent such Fundamental Representations expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 4. The other representations and warranties made by Purchaser in this Agreement and in any Investment Documents executed on or prior to the Closing Date shall be true and correct in all material respects as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to material adverse effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 4.

8.02 Performance Prior to and at Closing.

Purchaser shall have performed the obligations and covenants required under this Agreement and any Investment Documents executed on or prior to the Closing Date to be so performed by Purchaser at or prior to the Closing.

8.03 Governmental Approvals.

All Purchaser Approvals and Seller Approvals required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred; and the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement shall be in full force and effect.

8.04 Consents.

Seller Parties shall have obtained all Seller Consents and Purchaser shall have delivered to WCG copies of each of the Purchaser Consents in form and substance reasonably satisfactory to WCG.

8.05 Litigation.

No Order shall have been entered, and no Action or Proceeding shall have been instituted, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

8.06 Certificates.

Purchaser shall have delivered to WCG: (a) a certificate dated the Closing Date and executed in the name and on behalf of Purchaser substantially in the form and to the effect of

Purchase and Sale Agreement – WCG

Exhibit G, (b) a certificate, dated the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit H, and (c) any other tax documentation that may reasonably be required by a Seller Party.

8.07 Replacement of Support and Affiliate Obligations.

Purchaser shall have provided Seller Parties with evidence reasonably satisfactory to Seller Parties of Purchaser’s successful replacement of the Support and Affiliate Obligations set forth on Schedule 2.04 with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of the counterparties specified in Schedule 2.04.

8.08 Assignment of Membership Interests.

Purchaser shall have executed and delivered to WCG the Assignments of Membership Interests.

8.09 Contracts to be Terminated or Assigned.

Seller Parties shall have received evidence of the termination or assignment, as applicable, of the Contracts listed in Schedule 7.10, with any such termination or assignment in form and substance reasonably satisfactory to the Seller Parties (provided, that no such termination shall require any payment to Seller Parties or their Affiliates).

8.10 Escrow Agreement.

The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Purchaser to the Seller Parties.

ARTICLE 9

TAX MATTERS

9.01 Certain Taxes.

(a) Seller Parties shall jointly and severally indemnify each Purchaser Indemnified Party and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes of Seller Parties or their direct or indirect owners, (ii) all Taxes (or the non-payment thereof) of an Acquired Entity for all taxable periods ending on or before January 1, 2015 (the “Calculation Date”) and the portion through the end of the Calculation Date for any taxable period that includes (but does not end on) the Calculation Date (each, a “Pre-Calculation Date Tax Period”), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of an Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iv) any and all Taxes of any person imposed on Purchaser, or an Acquired Entity as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction

Purchase and Sale Agreement – WCG

occurring on or before the Closing Date, and (v) any termination under Section 708(b)(1)(B) of the Code of any Acquired Entity attributable to, resulting from or arising in connection with any transaction preceding those contemplated by this Agreement to the extent any Seller Party, Acquired Entity or their Affiliates approved such transaction prior to the Closing Date.

(b) In the case of any taxable period that includes (but does not end on) Calculation Date (a “Straddle Period”), the amount of any state or local Taxes based on or measured by income, receipts, or payroll of an Acquired Entity for the Pre-Calculation Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Calculation Date, while in the case of all real property Taxes, personal property Taxes and other Taxes and similar obligations of an Acquired Entity imposed by the State of Kansas and Missouri, the United States or any other Governmental Authority that are due or become due for Straddle Periods, such Taxes and obligations shall be apportioned to Seller Parties for the Pre-Calculation Date Tax Period of such Straddle Period, and the amount of such Taxes and obligations of an Acquired Entity that relate to the Pre-Calculation Date Tax Period shall be deemed to be the amount of such Taxes and obligations for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Seller Parties shall be jointly and severally responsible for the portion of such Taxes and obligations attributable to any Pre-Calculation Date Tax Periods. Each Party shall reasonably cooperate in assuring that such Taxes and obligations that are the responsibility of Seller Parties pursuant to the preceding sentences are paid by Seller Parties. If any refund, rebate or similar payment is received by an Acquired Entity and/or Purchaser for any Taxes or similar obligations referred to above, then to the extent such refund, rebate or payment relates to a Pre-Calculation Date Tax Period of an Acquired Entity it shall be for the benefit of Seller Parties, and the Acquired Entity or Purchaser shall pay over the amount of such refund, rebate or payment to Seller Parties with reasonable promptness following receipt thereof.

(c) For any Taxes that relate solely to a taxable period ending on or before the Closing Date (each, a “Pre-Closing Date Tax Period”), Seller Parties shall timely prepare and, with respect to Tax Returns due prior to the Closing Date, file (or cause to be filed) with the appropriate authorities, all Tax Returns required to be filed by an Acquired Entity; provided, that no Tax Return required to be filed after the Calculation Date but prior to the Closing Date shall be filed without Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed). All Tax Returns required to be filed by an Acquired Entity after the Closing Date shall be filed (or cause to be filed) by Purchaser; provided, that if Purchaser objects to any Tax Return prepared by any Seller Party pursuant to the immediately preceding sentence, Purchaser shall grant or cause to be granted to a representative of such Seller Party a limited power of attorney and take any other action necessary to enable such Seller Party to execute and file, and pursuant thereto such Seller Party shall execute and file, such Tax Return.

(d) All sales, use, transfer, real property transfer, recording, stock transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid by Purchaser. The Parties shall cooperate in connection with the preparation and filing of all necessary

Purchase and Sale Agreement – WCG

documentation and Tax Returns that must be filed in connection with such Transfer Taxes and will make available to each other, and to any Taxing Authority, all information, records or documents related to the liability or potential liability for such Transfer Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

9.02 Allocation of Purchase Price.

No later than thirty (30) calendar days following the Closing Date, WCG shall deliver to Purchaser a proposed schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price among the assets and any liabilities of the Acquired Companies and any other items entering into Purchaser’s tax basis for the assets of the Acquired Companies under Section 755 of the Code, among such assets of the Acquired Companies. The Purchase Price Allocation Schedule shall be subject to Purchaser’s review, comment, and prior consent, and Purchaser shall deliver its comments to WCG within fourteen (14) calendar days after its receipt of the proposed Purchase Price Allocation Schedule from WCG, and Seller Parties shall incorporate any reasonable comments of Purchaser into the final Purchase Price Allocation Schedule. If the Purchaser and Seller Parties are unable to agree on the final Purchase Price Allocation Schedule, then the final Purchase Price Allocation Schedule shall be determined by a nationally-recognized accounting firm that is mutually agreeable to both Purchaser and Seller Parties. The Purchaser, LC FinCo, PR HoldCo and Seller Parties shall report for Tax purposes and file Tax Returns in a manner consistent with the final Purchase Price Allocation Schedule; provided, however, that (i) Purchaser’s cost for the assets that it purchases may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by Seller Parties may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes, and (iii) that neither Seller Parties or any of their Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Authority. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated among the assets of Acquired Entities for purposes of the Purchase Price Allocation Schedule in accordance with this Section 9.02.

9.03 Tax Contests.

Purchaser shall promptly inform WCG of the commencement of any audit, examination or proceeding relating in whole or in part to Taxes for which Seller Parties are responsible to indemnify any Purchaser Indemnified Party pursuant to this Agreement. With respect to any such Tax, to the extent within the power of Purchaser, using commercially reasonable efforts, WCG will have the right, at its sole cost and expense, to control (in the case of a Pre-Calculation Date Tax Period) or participate in (in the case of a Straddle Period) the prosecution, settlement or compromise of any proceeding involving the Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes, provided that WCG shall have promptly notified Purchaser in writing of its intention to control or participate in such Tax proceeding. Purchaser will (and will, to the extent within the power of Purchaser, using commercially reasonable efforts, cause each Acquired Entity to) take

Purchase and Sale Agreement – WCG

such action in connection with any such proceeding that WCG reasonably requests, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Purchaser will be entitled to participate in any proceeding involving a Pre-Calculation Date Tax Period, and WCG will not settle any proceeding without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Purchaser will (and will, to the extent within the power of Purchaser, using commercially reasonable efforts, cause each Acquired Entity to) inform WCG promptly, and send WCG copies promptly upon receipt, of any notice of an audit, examination, claim or assessment for any Tax for which Seller Parties are responsible and keep WCG informed of progress in the proceedings and allow WCG to attend any meetings and scheduled calls with the Governmental Authorities to the extent WCG is not controlling the proceedings. WCG will have an obligation to keep Purchaser similarly informed about proceedings that it controls and diligently prosecute such proceedings. Failure to give any notice or keep the other Party informed will reduce Seller Parties’ indemnification obligation pursuant to this Agreement only to the extent Seller Parties are actually prejudiced by the failure. If notice is given to WCG of the commencement of any such audit, examination or proceeding and WCG does not, within ten (10) Business Days after Purchaser’s notice is given, give notice to Purchaser of its election to assume or participate in the defense thereof or if WCG fails to diligently prosecute the defense of any Tax proceeding for which it has elected to assume or participate in the defense, WCG shall be bound by any determination made in such audit, examination or proceeding or any compromise or settlement thereof effected by Purchaser.

9.04 Cooperation.

The Parties shall cooperate fully, as and to the extent reasonably requested by any of the other Parties, in connection with the filing of Tax Returns and the conduct of any Tax proceedings related to the Acquired Entities. For a period of one (1) year after the Closing Date, the Seller Parties shall retain records and information which are reasonably relevant to any Tax matters and make then current employees available, if any, to provide additional information and explanation of any material provided hereunder. Purchaser and Seller Parties each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

ARTICLE 10

SURVIVAL

10.01 Survival of Representations, Warranties, Covenants and Agreements.

The representations, warranties, covenants, and agreements of Seller Parties and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 11.03.

Purchase and Sale Agreement – WCG

ARTICLE 11

INDEMNIFICATION

11.01 Indemnification by Seller Parties.

Seller Parties shall jointly and severally indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to (a) any breach of or inaccuracy in any representation or warranty made by any Seller Party or any of its Affiliates in this Agreement or any other Investment Document or (b) any breach or nonperformance of any covenant, agreement or obligation made or to be performed by any Seller Party or any of its Affiliates under this Agreement or any other Investment Document. The amount of any such indemnity payable by Seller Parties shall be reduced by the amount of all net insurance proceeds actually received by the Purchaser Indemnified Parties as of the time such indemnification payment is required to be paid in respect of the occurrence of the event giving rise to the indemnification obligation hereunder.

11.02 Indemnification by Purchaser.

Purchaser shall indemnify and hold harmless the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to (a) any breach of or inaccuracy in any representation or warranty made by Purchaser or any of its Affiliates in this Agreement or any other Investment Document or (b) any breach or nonperformance of any covenant, agreement or obligation made or to be performed by Purchaser or any of its Affiliates under this Agreement or any other Investment Document. The amount of any such indemnity payable by Purchaser to a Seller Indemnified Party shall be reduced by the amount of all insurance proceeds actually received by such Seller Indemnified Party as of the time such indemnification payment is required to be paid in respect of the occurrence of the event which gave rise to the indemnification obligation hereunder.

11.03 Period for Making Claims.

No claim under this Agreement for breach of any representation, warranty, covenant or agreement may be made by a Party unless such Party shall have delivered a written notice of claim prior to the date that is fifteen (15) months after the Closing Date; provided, however, that a claim for any breach of (a) any representation or warranty contained in this Agreement involving fraud or fraudulent misrepresentation shall survive the Closing indefinitely and (b) any Fundamental Representation shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (taking into account any extensions or waivers thereof); provided, further, that if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 11.05(a) on or prior to the last day of the applicable foregoing survival period, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this ARTICLE 11 shall survive with respect to such claim until such claim is finally resolved. Notwithstanding anything to the contrary in this Agreement, all of the Parties’ covenants that contemplate actions or impose obligations following the Closing shall survive in accordance with their respective terms.

Purchase and Sale Agreement – WCG

11.04 Limitations on Claims; Additional Indemnity Provisions.

(a) Subject to Section 11.04(b), Seller Parties shall not have any obligation to indemnify the Purchaser Indemnified Parties for Losses pursuant to Section 11.01(a), and Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties for Losses pursuant to Section 11.02(a), until the aggregate of all such Losses exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Deductible”), at which time Seller Parties or Purchaser, as applicable, shall be required to indemnify the Purchaser Indemnified Parties or the Seller Indemnified Parties, respectively, for all amounts in excess of the Deductible.

(b) The aggregate liability of the Indemnifying Party under this ARTICLE 11 shall be limited to an amount equal to Closing Date Purchase Price; provided, however, that the aggregate liability of Seller Parties or of Purchaser for any inaccuracy in or breach of any representations other than the Fundamental Representations shall be limited to an amount equal to $19,500,000 (the “Cap”).

(c) Notwithstanding anything in this Agreement to the contrary, the Deductible and Cap shall not apply to any claim for indemnification pursuant to Section 11.01(a) or Section 11.02(a) in respect of any claim involving fraud or fraudulent misrepresentation or willful misconduct or any inaccuracy in or breach of any Fundamental Representation.

(d) Each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to mitigate its Losses (including by using such efforts to recover any insurance as may be available with respect to such Loss) upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable under this ARTICLE 11; provided, however, that the foregoing shall not be deemed to impose any obligation or duty to initiate legal proceedings to seek such recovery.

11.05 Procedure for Indemnification.

(a) Notice. Whenever any claim shall arise for indemnification under this ARTICLE 11, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

(b) Settlement of Losses. The Indemnified Party shall not settle, consent to the entry of a judgment of or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

Purchase and Sale Agreement – WCG

11.06 Rights of Indemnifying Party.

(a) Right to Assume the Defense. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof; provided, however, the Indemnifying Party shall not have the right to assume such defense if (i) such claim or legal proceeding involves criminal allegations or seeks an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party, (ii) a material conflict of interest exists between the Indemnifying Party and the Indemnified Party or (iii) such claim or legal proceeding involves potential liability that would be materially adverse to the interests of the Indemnified Party or could reasonably be expected to result in Losses that are not fully indemnifiable (including as a result of the limitations set forth in this ARTICLE 11).

(b) Procedure. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings, and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnified Party shall use commercially reasonable efforts to provide any information or authorization as may be reasonably necessary to allow the Indemnifying Party to defend such claim or legal proceeding (and the Indemnifying Party shall reimburse the Indemnified Party for all reasonable out-of-pocket costs, fees and expenses incurred by the Indemnified Party in connection therewith). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and (except as otherwise provided by Section 11.06(d)) at its sole cost and expense.

(c) Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d) No Right or Decline to Assume the Defense. If the Indemnifying Party does not have the right to control such claim or legal proceeding or does not assume the defense of any such claim or legal proceeding resulting therefrom within fifteen (15) Business Days after the date the Indemnifying Party is notified of such claim or legal proceeding by the Indemnified Party: (i) the Indemnified Party may defend against such claim or litigation, at the sole cost and expense (which cost and expense shall be reasonable) of the Indemnifying Party, in such manner as the Indemnified Party may deem reasonably appropriate, including settling such claim or litigation, subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its sole cost and expense.

Purchase and Sale Agreement – WCG

11.07 Exclusive Remedy.

Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this ARTICLE 11 shall become effective as of the Closing Date. Except as provided in Section 13.03, if the Closing shall occur, (a) the indemnities set forth in ARTICLE 9 and this ARTICLE 11 shall be the exclusive remedies of the Parties and their respective members, officers, directors, employees, agents and Affiliates due to breach or misrepresentation of, or inaccuracy in, a representation or warranty, nonfulfilment or failure to perform any covenant or agreement contained in this Agreement, and (b) the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

11.08 Indemnity Treatment.

Any amount of indemnification payable pursuant to the provisions of this ARTICLE 11 shall, to the extent possible, be treated as an adjustment to the Purchase Price for Tax and all other applicable purposes.

ARTICLE 12

TERMINATION

12.01 Termination.

This Agreement may be terminated at any time prior to Closing as follows:

(a) by mutual written consent of the Purchaser and WCG;

(b) by written notice of either WCG or Purchaser if the Closing has not occurred on or before June 30, 2015 (the “Termination Date”) (provided, however, that if the only conditions remaining to be satisfied (other than those conditions which by their terms cannot be satisfied until the Closing and which are capable of being satisfied) are the receipt of one or more Governmental Approvals or the delivery of the audited financial statements set forth in Section 7.11(b), then the Termination Date may be extended by either party (unless such party is in default under this Agreement or any other Investment Document) upon written notice to the other Party to July 31, 2015) and the failure to consummate the transactions contemplated by this Agreement is not caused by a breach of this Agreement by the terminating Party;

(c) by written notice of Purchaser if there has been a breach by any Seller Party or any of its Affiliates of any representation, warranty, covenant or agreement contained in this Agreement or any other Investment Document which (i) would result in a failure of a condition set forth in Section 7.01 or 7.02 to be satisfied as of the time of such breach, and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of any Seller Party’s obligations to transfer the Acquired Interests at the Closing in accordance with this Agreement; provided, that the right to terminate pursuant to this Section 12.01(c) shall not be available to Purchaser if Purchaser or any of its Affiliates is in material breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Investment Document; or

Purchase and Sale Agreement – WCG

(d) by written notice of WCG if there has been a breach by Purchaser or any of its Affiliates of any representation, warranty, covenant or agreement contained in this Agreement or any other Investment Document which (i) would result in a failure of a condition set forth in Section 8.01 or 8.02 to be satisfied as of the time of such breach, and (ii) either (x) cannot be cured prior to the Termination Date, or (y) is a breach of Purchaser’s obligations to pay the Purchase Price at the Closing in accordance with this Agreement; provided, that the right to terminate pursuant to this Section 12.01(d) shall not be available to WCG if any Seller Party or any of its Affiliates is in material breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Investment Document.

12.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller Parties or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of ARTICLE 1, this Section 12.02, and the entirety of Sections 13.01, 13.03, 13.05, 13.06, 13.12, 13.13, 13.14 and 13.15 will continue to apply following any termination; provided, however, that nothing in this Section 12.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b) Upon termination of this Agreement by a Party for any reason, each Party shall return or destroy all Information (as defined in the Confidentiality Agreement as amended by Section 13.06(a) hereof) and all copies, extracts and reproductions thereof to the extent required by Section 5 of the Confidentiality Agreement (as amended by Section 13.06(a) hereof).

ARTICLE 13

MISCELLANEOUS

13.01 Notices.

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or facsimile numbers, as applicable:

If to Purchaser, to:	Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Fax: (415) 362-7900

Purchase and Sale Agreement – WCG

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention: Paul Kraske, Esq.
Fax: (202) 661-9034

If to any Seller Party to:	Wind Capital Group, LLC
1310 Papin Street, Suite 107
St. Louis, MO 63103
Attention: Chief Financial Officer
Fax: (314) 685-3081

With a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attn: Katherine M. Gillespie
Fax: (312) 558-5700

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 13.01, (b) delivered by confirmed facsimile transmission to the facsimile number provided in this Section 13.01, or (c) delivered by registered or certified mail or by reputable national overnight courier service in the manner described above to the address provided in this Section 13.01. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

13.02 Entire Agreement.

This Agreement, the Confidentiality Agreement (as amended by Section 13.06 hereof), the Assignments of Membership Interests, the other Investment Documents, and the exhibits and schedules hereto and thereto, and the other documents executed and delivered on the Closing Date, shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings and all other letters, memoranda or other documents or communications, whether oral, written or electronic, in connection with the negotiation and execution of this Agreement and with respect to the subject hereof.

13.03 Specific Performance.

Each Party to this Agreement agrees that, in view of the uniqueness of the transactions contemplated by this Agreement, any failure to perform or breach of its obligations under this Agreement will result in irreparable damage to the other Parties, that the remedies available to

Purchase and Sale Agreement – WCG

the other Parties at Law alone will be an inadequate remedy for such failure or breach, and that in addition to any other remedy at law or in equity, each of the Parties shall be entitled to specific performance by the other Parties of their respective obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Each Party further agrees that, if the other Party seeks to enforce specifically the terms and provisions of this Agreement in respect of such breach or violation, it will not assert as a defense that a remedy at Law would be adequate, and nothing contained in this Section 13.03 shall require any Party to seek (or limit any Party’s right to seek) specific performance under this Agreement before exercising any other right under this Agreement.

13.04 Time of the Essence.

Time is of the essence with regard to all duties and time periods set forth in this Agreement.

13.05 Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

13.06 Confidentiality.

(a) As amended by this clause (a), the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, when it shall be automatically terminated, or if this Agreement terminates earlier in accordance with ARTICLE 12, until the termination of the Confidentiality Agreement in accordance with its terms; provided, that “Information” under and as defined in the Confidentiality Agreement shall be deemed to include information, analyses, compilations, data, studies, notes, interpretations, memoranda or other documents disclosed by Purchaser, its Affiliates or its or their Representatives to any Seller Party, its Affiliates and its and their Representatives, and in respect of such Information each Seller Party shall have the same obligations as Purchaser has under the Confidentiality Agreement in respect of Information provided by WCG or its Affiliates; provided further, that “Representatives” under and as defined in the Confidentiality Agreement shall include representatives of potential sources of financing, and Purchaser shall be permitted to disclose the “Information” under and as defined in the Confidentiality Agreement to its “Representatives” under and as defined in the Confidentiality Agreement to the extent necessary for Purchaser to pursue a financing; provided, however, to the extent such financing is contemplated to be executed through the public markets such permission granted to financing sources and their representatives shall not extend to the dissemination or disclosure of any “Information” to such markets (as opposed to any underwriters and their advisors engaged in anticipation of such public financing and otherwise in accordance with the Confidentiality Agreement).

Purchase and Sale Agreement – WCG

(b) From and after the Closing, each Seller Party shall, and shall cause its Affiliates and its and their Representatives to, (i) treat and hold as confidential any information concerning the Business (including know-how and trade secrets) of the Acquired Entities, the Investment Documents and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), except (A) as expressly permitted hereunder, (B) to the extent such Confidential Information comes into the public domain after the Closing through no breach by any Seller Party of this Section 13.06(b), (C) to the extent such Confidential Information was or becomes available to any Seller Party or any of its Affiliates after the Closing Date on a non-confidential basis from a source other than one of the Acquired Entities, or (D) to the extent the disclosure of such Confidential Information is required by Law or any regulatory requirements or as part of the preparation or issuance of any financial statements, and (ii) refrain from using any of the Confidential Information other than to prepare Taxes to comply with any other obligations hereunder and pursue rights under this Agreement. Each Seller Party acknowledges and agrees that the Confidential Information is the property of the Acquired Entities. In the event that, after the Closing Date, any Seller Party or any of its Affiliates or its or their Representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Person shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 13.06(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to such Governmental Authority; provided, that Seller Parties shall use their commercially reasonable efforts to obtain, at the expense and request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

13.07 Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08 Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Purchase and Sale Agreement – WCG

13.09 No Third Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE 9 or ARTICLE 11.

13.10 Assignment.

The obligations of Seller Parties, on the one hand, or Purchaser, on the other hand, under this Agreement are not assignable without the prior written consent of Purchaser or Seller Parties, respectively, which any such Party may withhold in its discretion; provided however, that any such assignment by Purchaser to an Affiliate of Purchaser or by Seller Parties to an Affiliate of WCG following the Closing shall not require consent so long as, any assignee parties agree to be bound by this Agreement and such assignment shall not relieve the assignor party from its obligations hereunder; provided further, that Purchaser and its permitted assigns may at any time without the prior written consent of Seller Parties: (i) assign, in whole or in part, its rights and obligations under this Agreement and the other Investment Documents to one or more of its Affiliates so long as Purchaser remains liable for the performance of its obligations under this Agreement and the other Investment Documents, and (ii) assign its rights under this Agreement, and the Investment Documents for collateral security purposes to any financing parties providing debt financing to (A) Purchaser, (B) any of the Acquired Entities, (C) the permitted assigns described in clause (i), or (D) any of the Affiliates of the foregoing entities.

13.11 Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. Should any provision of this Agreement be or become invalid or unenforceable as a whole or in part, this Agreement shall be reformed to come closest to the original intent and purpose of the Parties.

13.12 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.13 Consent to Jurisdiction

ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS

Purchase and Sale Agreement – WCG

LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION 13.13. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 13.13, AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, SHALL HAVE IN PERSONAM JURISDICTION OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING. EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 13.13 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN SECTION 13.01. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13.14 Waiver of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE OTHER INVESTMENT DOCUMENTS OR THAT OTHERWISE RELATES TO THIS AGREEMENT OR THE OTHER INVESTMENT DOCUMENTS.

13.15 Attorneys’ Fees.

If suit or action is filed by any Party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees related thereto (as the prevailing Party and the amount of recoverable attorneys’ fees are determined by a court of competent jurisdiction in a final non-appealable order).

13.16 Limitation on Certain Damages.

NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOST OPPORTUNITY, LOST PROFITS OR REVENUES OR LOSS OF USE OF SUCH PROFITS OR REVENUES) (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON

Purchase and Sale Agreement – WCG

CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE) (BUT NOT INCLUDING ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.17 Disclosures.

WCG or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller Parties’ or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by a Seller Party or Purchaser that such item represents a material exception or fact, event, or circumstance.

The information and disclosures contained in each schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each of the other schedules of the Disclosure Schedules as though fully set forth in such other schedules (whether or not specific cross-references are made), if such disclosure describes the relevant facts in reasonable detail and the relevance of such disclosure to any such other applicable schedule(s) is reasonably apparent on the face of such disclosure.

13.18 Facsimile Signature; Counterparts.

This Agreement may be executed in any number of counterparts and by separate Parties on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart hereof.

13.19 Public Announcements.

Each Party will consult with the other Parties before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and will not issue, or permit any of its respective Affiliates to issue, any such press release or make any such public statement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed) unless such action is required by

Purchase and Sale Agreement – WCG

Law or by any national securities exchange and such Party is unable after good faith efforts to obtain the approval of the other Parties in a timely manner, to the extent obtaining such approval is not prohibited by Law or the rules of any applicable national securities exchange, in which case such Party may make or issue the legally required release or announcement and shall promptly furnish the other Parties with a copy thereof. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be permitted to file a copy of this Agreement as an exhibit to its or its Affiliates’ filings with the SEC.

13.20 No Strict Construction.

This Agreement, the Confidentiality Agreement, the Assignments of Membership Interests, the other Investment Documents and the exhibits and schedules hereto and thereto are the result of negotiations among, and have been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement, the Confidentiality Agreement, the Assignments of Membership Interests, the other Investment Documents and the exhibits and schedules hereto and thereto shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against any Party.

13.21 Regulatory and Other Approvals.

(a) The Parties shall use commercially reasonable efforts to obtain consents of all Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement and shall cooperate and consult with each other in obtaining Seller Consents.

(b) Each Party shall make an appropriate filing of a Notification and Report Form and related materials, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement, and at the latest within ten (10) Business Days after the date of this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The HSR Act filing fee shall be borne one-half by Purchaser and one-half by Seller Parties.

(c) As promptly as is reasonably practicable after the date of this Agreement, and at the latest within ten (10) Business Days after the date of this Agreement, the Parties shall file or cause to be filed with the FERC a single joint application pursuant to FPA Section 203 as is necessary to obtain required FERC approval for the consummation of the transactions contemplated by this Agreement. The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto, and shall have the joint right to approve such filings. FERC counsel engaged by the Parties shall be jointly responsible for and shall execute the filing, and, once approved by the Parties, counsel for Purchaser shall undertake the actual filing. Both counsel for Seller Parties and for Purchaser shall manage all communications with FERC with respect to the FPA Section 203 application. To the maximum extent practicable and consistent with the provisions of this subsection and with FERC staff directions, the Parties will have their respective FERC counsel included in all communications with FERC staff concerning the FPA

Purchase and Sale Agreement – WCG

Section 203 application, including to the extent practicable in preparations for such communications. The Parties shall cooperate with one another to respond promptly to any requests for additional information made by the FERC and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party shall bear its own costs incurred in connection with the FERC filing; provided, however, that if FERC requires or requests the submission of a statistical or economic competition or market-power study or screen analysis, under 18 C.F.R. Part 33 or otherwise, the cost of such study shall be borne one-half by Purchaser and one-half by Seller Parties.

(d) The Parties will provide prompt notification to each other when any such consent, approval, action, or filing referred to in Section 13.21(b) or 13.21(c) is obtained, taken, made or given, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, if any Party receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other Parties, an appropriate response to such request. Prior to delivery of such response, such Party shall provide the other Parties with an opportunity to review and comment on such response, to the extent practicable. No Party shall participate in any meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other Parties and their designated counsel prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.

(e) Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to (i) defend any lawsuit challenging this Agreement or any other Investment Document or the performance of the obligations hereunder or thereunder unless it is commercially reasonable to do so, except as otherwise required by ARTICLE 11, (ii) other than pursuant to the transactions contemplated by this Agreement and the other Investment Documents, sell, transfer, divest or otherwise dispose of any business, assets or properties directly or indirectly owned by it in connection with this Agreement or any other Investment Document or any of the transactions contemplated hereby or thereby, or (iii) give or promise any consideration, whether such consideration shall consist of the payment of money or shall take any other form, or grant any accommodation for any consent, Permit, exemption or waiver required, necessary or advisable from any Person that is not such Party’s Affiliate for the consummation of the transactions contemplated hereby or by any other Investment Document.

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Purchase and Sale Agreement – WCG

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

PATTERN ENERGY GROUP INC.,
a Delaware corporation,

By:	/s/ Esben Pedersen
Name:	Esben Pedersen
Title:	Chief Investment Officer

Purchase and Sale Agreement – WCG

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

WIND CAPITAL GROUP LLC,
a Delaware limited liability company

By:	/s/ David Boyce

Name:	David Boyce
Title:	President

LINCOLN COUNTY WIND PROJECT FINCO, LLC,
a Delaware limited liability company

By:	/s/ David Boyce

Name:	David Boyce
Title:	President

Purchase and Sale Agreement – WCG

EXHIBIT A

PROJECTS

PR Project

The wind-powered generating facility consisting of 134 General Electric 1.5-82.5 wind turbines with WindRESERVE located on the applicable Project Company Real Property, the 34.5/230 kV substation, the 230 kV transmission line and all other associated facilities (including, without limitation, all associated collection systems, grounding systems, control and communication systems, meteorological towers, electrical interconnection and transmission facilities and roads and maintenance facilities to the extent owned or leased by the PR Project Company) designed to generate a nominal net electrical output of 201 megawatts, together with the applicable Project Company Real Property, and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests now owned by the PR Project Company or in which the PR Project Company has any rights.

LC Project

The wind-powered generating facility consisting of 99 General Electric 1.5 megawatt xle wind turbine generators and one General Electric validation unit wind turbine generator that is at least 1.5 megawatts (for a total of 100 wind turbine generators) located on the applicable Project Company Real Property and all associated facilities (including, without limitation, all associated collection systems, electrical interconnection and transmission facilities, roads and maintenance facilities, to the extent owned by the LC Project Company) designed to generate a nominal net electrical output of at least 150 megawatts, the applicable Project Company Real Property, and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests now owned by the LC Project Company or in which the LC Project Company has any rights.

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EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTERESTS1

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Assignment”), dated as of [            ], 201[  ] (the “Effective Date”), is made and entered into by and between [                                         ], a Delaware limited partnership (and successor by conversion to [                                        ], a Delaware limited liability company) (“Assignor”) and [                                        ], a [                                        ] (“Assignee”). Assignor and Assignee are referred to herein, collectively, as the “Parties.”

RECITALS

WHEREAS, Assignor owns one hundred percent (100%) of the membership interests of [                                        ], a Delaware limited liability company (the “Company”); and

WHEREAS, Assignor and Assignee, among others, entered into a Purchase and Sale Agreement dated as of April 1, 2015 (the “PSA”), pursuant to which Assignor agreed to transfer one hundred percent (100%) of all of its rights, title and interests in the Company (the “Acquired Interests”) to the Assignee, as of the Effective Date, and Assignee agreed to accept and assume the transfer of the Acquired Interests pursuant to which Assignee shall become a member of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Assignment and the PSA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Assignment of Acquired Interests. The Assignor hereby irrevocably transfers, assigns, conveys and delivers to the Assignee the Acquired Interests as of the Effective Date, free and clear of all Liens other than restrictions on transfer under applicable securities laws.

Section 2. Assumption of Acquired Interests. As of the Effective Date, the Assignee hereby purchases, accepts and assumes the Acquired Interests from the Assignor.

Section 3. Coordination with PSA. Assignor and Assignee acknowledge and agree that this Assignment is being delivered pursuant to, and is subject to, all of the terms, conditions, and limitations set forth in the PSA. Nothing in this Assignment shall be deemed to supersede, supplement, or modify any of the provisions of the PSA. If any conflict arises between the terms of the PSA and the terms of the Assignment, the terms of the PSA shall govern and control.

[1]	NTD: Subject to any requirements as to form contained in Tax Equity LLCAs re upper tier or applicable transfers.

Section 4. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the PSA.

Section 5. Facsimile Signature; Counterparts. This Assignment may be executed by facsimile signature in any number of counterparts (or by combining facsimile and/or original signatures into one or more counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

Section 7. Successors and Assigns. This Assignment is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Assignment is executed as of the Effective Date.

ASSIGNOR:

[ ], a

By:

Name:

Title:

ASSIGNEE:

[ ], a

By:

Name:
Title:

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EXHIBIT C

WIRE TRANSFER INSTRUCTIONS

Bank Name:	PNC Bank, NA

City, State:	Pittsburgh, PA

Account name:	Wind Capital Ventures, LLC

Bank routing #:	041000124

Account #:	4613220338

Swift #:	PNCCUS33

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EXHIBIT D

FORM OF CLOSING CERTIFICATE FOR SELLER PARTIES

Pursuant to Section 7.07(a) of that certain Purchase and Sale Agreement by and among WIND CAPITAL GROUP, LP, a Delaware limited partnership (and successor by conversion to Wind Capital Group, LLC, a Delaware limited liability company), LINCOLN COUNTY WIND PROJECT HOLDCO, LLC, a Delaware limited partnership (and successor by conversion to Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company), and [                                    ], a [                                        ], dated as of April 1, 2015, (the “Agreement”), the undersigned, [NAME], in his capacities as [TITLE] of [INSERT NAME OF SELLER PARTY] (the “Company”), hereby certifies that he is authorized to execute and deliver this certificate and hereby certifies as follows:

1.	The Fundamental Representations (other than the representations and warranties set forth in Section 3.13 (Taxes)) made by the Company in the Agreement and the other Investment Documents to which it is a party are true and correct in all respects as of the date hereof as though such Fundamental Representations were made on and as of the date hereof, except to the extent such Fundamental Representations expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 3. The representations and warranties made by the Company in the Agreement and in any Investment Documents executed on or prior to the Closing Date are true and correct in all material respects as of the date hereof (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 3.

2.	The Company has performed its obligations and covenants under the Agreement required to be so performed by the Company at or prior to the date hereof.

3.	No Order has been entered, and no Action or Proceeding has been instituted, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by the Agreement.

4.	All Seller Approvals have been obtained and are in full force and effect; all terminations or expirations of waiting periods imposed by any Governmental Authority under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred; and no requests for rehearing of the FERC order under FPA Section 203 authorizing the transactions contemplated by this Agreement shall have been filed.

5.	All Seller Consents have been obtained.

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D-1

6.	The sum of dividends, distributions and other payments in respect of the Acquired Interests made on and after the Calculation (other than the distribution of $723,156 made on February 13, 2015) by the Acquired Companies to Seller Parties or their Affiliates (other than the Acquired Entities) plus amounts paid on and after the Calculation Date to purchase, repurchase, redeem and otherwise acquire equity interests of the Acquired Companies, equals $[ ].

7.	The aggregate amount of payments made on and after the Calculation Date in respect of the Indebtedness under the Post Rock Backleverage Financing Documents (including principal, interest, breakage costs, make-whole payments, premiums, indemnifications, reimbursements and other costs, fees and expenses, but excluding (A) the payment in the amount of $2,344,385 made on January 30, 2015, (B) the PR Debt Amount and (C) any balance in the Debt Service Reserve Account (as defined in the Post Rock Backleverage Financing Documents) used on the Closing Date to repay such Indebtedness), equals $[ ].

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the undersigned executed this certificate as of this      day of             , 201  .

Name:
Title:

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EXHIBIT E

FORM OF SECRETARY’S CERTIFICATE OF WCG

Pursuant to Section 7.07(b) of that certain Purchase and Sale Agreement by and among WIND CAPITAL GROUP, LP, a Delaware limited partnership (and successor by conversion to Wind Capital Group, LLC, a Delaware limited liability company), LINCOLN COUNTY WIND PROJECT HOLDCO, LLC, a Delaware limited partnership (and successor by conversion to Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company), and [                                        ], a [                                        ], dated as of April 1, 2015, (the “Agreement”), [NAME] hereby certifies that he is the Secretary of WCG, and as follows:

•	Attached hereto as Exhibit A is a true and complete copy of the Certificate of Formation of each of WCG and Lincoln County Wind Project Finco, LLC (“PR FinCo”), which have not been amended, rescinded or modified since the respective date thereof;[2]

•	Attached hereto as Exhibit B is a true and complete copy of the operating agreement of each of WCG and PR FinCo, which have not been amended, rescinded or modified since the respective date thereof and are in full force and effect as of the date hereof;

•	Attached hereto as Exhibit C is a true and complete copy of the certificate of good standing of each of WCG and PR FinCo, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware.

•	Attached hereto as Exhibit D is a true and complete copy of the resolutions duly adopted by the applicable [Members/Board of Directors] of each of WCG and PR FinCo authorizing the execution and delivery of the Agreement and other documents to be executed in connection therewith, and such resolutions were duly adopted by the applicable [Member/Board of Directors] and have not been rescinded or amended as of the date hereof;

•	Attached hereto as Exhibit E is a certificate of incumbency as to the officers of WCG and PR FinCo who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of WCG and PR FinCo;

•	Attached hereto as Exhibit F is a true and complete copy of the Certificate of Formation of Lost Creek Wind Finco, LLC, a Delaware limited liability company (“LC FinCo”) which has not been amended, rescinded or modified since the respective date thereof;

•	Attached hereto as Exhibit G is a true and complete copy of the operating agreement of LC FinCo which has not been amended, rescinded or modified since the respective date thereof and is in full force and effect as of the date hereof;

[2]	NTD: References to Conversion documents to be added and references throughout to be updated as appropriate.

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•	Attached hereto as Exhibit H is a true and complete copy of the certificate of good standing of LC FinCo, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware;

•	Attached hereto as Exhibit I is a true and complete copy of the Certificate of Formation of Lost Creek Wind Holdco, LLC, a Delaware limited liability company (“LC HoldCo”) which has not been amended, rescinded or modified since the respective date thereof;

•	Attached hereto as Exhibit J is a true and complete copy of the operating agreement of LC HoldCo which has not been amended, rescinded or modified since the respective date thereof and is in full force and effect as of the date hereof;

•	Attached hereto as Exhibit K is a true and complete copy of the certificate of good standing of LC HoldCo, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware;

•	Attached hereto as Exhibit L is a true and complete copy of the Certificate of Formation of Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company (“PR HoldCo”) which has not been amended, rescinded or modified since the respective date thereof;

•	Attached hereto as Exhibit M is a true and complete copy of the operating agreement of PR HoldCo which has not been amended, rescinded or modified since the respective date thereof and is in full force and effect as of the date hereof;

•	Attached hereto as Exhibit N is a true and complete copy of the certificate of good standing of PR HoldCo, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware;

•	Attached hereto as Exhibit O is a true and complete copy of the Certificate of Formation of Lost Creek Wind, LLC, a Delaware limited liability company (“LC Project Company”) which has not been amended, rescinded or modified since the respective date thereof;

•	Attached hereto as Exhibit P is a true and complete copy of the operating agreement of LC Project Company which has not been amended, rescinded or modified since the respective date thereof and is in full force and effect as of the date hereof;

•	Attached hereto as Exhibit Q is a true and complete copy of the certificate of good standing of LC Project Company, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware;

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•	Attached hereto as Exhibit R is a true and complete copy of the Certificate of Formation of Post Rock Wind Power Project, LLC, a Delaware limited liability company (“PR Project Company”) which has not been amended, rescinded or modified since the respective date thereof;

•	Attached hereto as Exhibit S is a true and complete copy of the operating agreement of PR Project Company which has not been amended, rescinded or modified since the respective date thereof and is in full force and effect as of the date hereof;

•	Attached hereto as Exhibit T is a true and complete copy of the certificate of good standing of PR Project Company, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, I have hereunto set my hand this [    ] day of [            ], 201[  ].

Name:
Title:	Secretary

3

EXHIBIT F

FORM OF CERTIFICATE OF NON-FOREIGN STATUS FOR SELLER PARTIES

CERTIFICATE OF NON-FOREIGN STATUS OF SELLER PARTIES

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. Wind Capital Group, LP, a Delaware limited partnership, and Lincoln County Wind Project Finco, LP, a Delaware limited partnership, are each disregarded as separate entities from Wind Capital Ventures, LP, a Delaware limited partnership (“Trasnferor”) for U.S. federal tax purposes.

To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies the following on behalf of the Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2. Transferor is not a disregarded entity as defined in Treasury Regulations section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is xx-xxxxxxx; and

4. Transferor’s office address is shown below.

Wind Capital Ventures, LP

Chicago, IL 60654

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[Signature Page Follows]

1

Wind Capital Ventures, LP

By:
Name:
Title:
Date:

Purchase and Sale Agreement – WCG

F-1

EXHIBIT G

FORM OF CLOSING CERTIFICATE OF PURCHASER

Pursuant to Section 8.06(a) of that certain Purchase and Sale Agreement by and among WIND CAPITAL GROUP, LP, a Delaware limited partnership (and successor by conversion to Wind Capital Group, LLC, a Delaware limited liability company), LINCOLN COUNTY WIND PROJECT HOLDCO, LLC, a Delaware limited partnership (and successor by conversion to Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company), and [                                        ], a [                                        ] (“Purchaser”), dated as of April 1, 2015 (the “Agreement”), the undersigned, [NAME], in his capacities as [TITLE] of Purchaser, hereby certifies that he is authorized to execute and deliver this certificate and hereby certifies as follows:

1.	The Fundamental Representations made by Purchaser in the Agreement are true and correct in all respects as of the date hereof as though such Fundamental Representations were made on and as of the date hereof, except to the extent such Fundamental Representations expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 4. The representations and warranties made by Purchaser in the Agreement and in any Investment Documents executed on or prior to the Closing Date are true and correct in all material respects as of the date hereof (except for any of such representations and warranties that are qualified by materiality, including by reference to material adverse effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date but without regard to the language in the lead-in of Article 4.

2.	Purchaser has performed the covenants and obligations required under the Agreement required to be so performed by Purchaser at or prior to the date hereof.

3.	No Order has been entered, and no Action or Proceeding has been instituted, against or affecting Purchaser that restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by the Agreement.

4.	All Purchaser Approvals have been obtained and are in full force and effect.

5.	All Purchaser Consents have been obtained.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

[Signature Page Follows]

Purchase and Sale Agreement – WCG

G-1

IN WITNESS WHEREOF, the undersigned executed this certificate as of the date first written above.

[ ]

By:

Name:
Title:

3

EXHIBIT H

FORM OF SECRETARY’S CERTIFICATE OF PURCHASER

Pursuant to Section 8.06(b) of that certain Purchase and Sale Agreement by and among WIND CAPITAL GROUP, LP, a Delaware limited partnership (and successor by conversion to Wind Capital Group, LLC, a Delaware limited liability company), LINCOLN COUNTY WIND PROJECT HOLDCO, LLC, a Delaware limited partnership (and successor by conversion to Lincoln County Wind Project Holdco, LLC, a Delaware limited liability company), and [                                        ], a [                                        ] (“Purchaser”), dated as of April 1, 2015, (the “Agreement”), [NAME], that he is the Secretary of the Purchaser, and as follows:

•	Attached hereto as Exhibit A is a true and complete copy of Purchaser’s Certificate of [Incorporation/Formation], which is in full force and effect on the date hereof;

•	Attached hereto as Exhibit B is a true and complete copy of Purchaser’s [Limited Liability Company Agreement/Bylaws], which is in full force and effect on the date hereof; and

•	Attached hereto as Exhibit C is a true and complete copy of the resolutions duly adopted by the [sole member/Board of Directors of Purchaser (the “Sole Member”)] authorizing the execution and delivery of the Agreement, and such resolutions were duly adopted by the [Sole Member/Board of Directors] and have not been rescinded or amended as of the date hereof.

•	Attached hereto as Exhibit D is a certificate of good standing of the Purchaser, dated within five (5) Business Days of the date hereof, certified by the Secretary of State of the State of Delaware; and

•	Attached hereto as Exhibit E is a certificate of incumbency as to the officers of Purchaser who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of Purchaser.

[Signature Page Follows]

Purchase and Sale Agreement – WCG

H-1

IN WITNESS WHEREOF, I have hereunto set my hand this [    ] day of [            ], 201[  ].

Name:

Title:	Secretary

2

EXHIBIT I

FORM OF ESCROW AGREEMENT

Attached

Purchase and Sale Agreement – WCG

I-1

Exhibit I to

Purchase and Sale Agreement - WCG

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [                    ] (“Agreement”), is by and among Pattern Energy Group Inc., a Delaware corporation (“Purchaser”); Wind Capital Group, LLC, a Delaware limited liability company (“WCG” or “LC Seller”), and Lincoln County Wind Project Finco, LLC, a Delaware limited liability company (“PR Seller,” and together with LC Seller, the “Seller Parties”); and U.S. Bank National Association, a national banking association, as escrow agent hereunder (“Escrow Agent”).

RECITALS

A. Purchaser and the Seller Parties have entered into a Purchase and Sale Agreement (the “Underlying Agreement”), dated as of [                    ], pursuant to which Purchaser is purchasing the Acquired Interests (as defined in the Underlying Agreement). The Underlying Agreement provides that Purchaser shall deposit Escrow Funds (as defined below) in a segregated escrow account to be held by Escrow Agent for the purpose of payment of indemnification obligations that may become due to Purchaser pursuant to the Underlying Agreement.

B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Agreement.

C. Purchaser and the Seller Parties have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Agreement”, “Escrow Agent”, “LC Seller,” “PR Seller,” “Purchaser”, “Seller Parties”, “Underlying Agreement,” and “WCG” shall have the meanings set forth in the preamble and recitals hereto.

“Claim Notice” shall have the meaning set forth in Section 5(a)(i).

“Claim Notice Delivery Date” shall have the meaning set forth in Section 5(a)(i).

“Claim Response” shall have the meaning set forth in Section 5(a)(i).

“Contested Amount” shall have the meaning set forth in Section 5(a)(iii).

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Escrow Period” shall mean the period commencing on the date hereof and ending at the close of Escrow Agent’s business day on [insert ending date]1 unless earlier terminated pursuant to this Agreement.

“Freeze Notice” shall have the meaning set forth in Section 5(a)(iv).

“Indemnified Party” shall have the meaning set forth in Section 11.

“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

[1]	NTD: Insert date 18 months after date hereof.

“Purchaser Representative” shall mean the person(s) so designated on Schedule D hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Representatives” shall mean Purchaser Representative and Seller Representative.

“Seller Claim” shall have the meaning set forth in Section 5(a)(i).

“Seller Representative” shall mean the person(s) so designated on Schedule D hereto or any other person designated in a writing signed by the Seller Parties and delivered to Escrow Agent and Purchaser Representative in accordance with the notice provisions of this Agreement, to act as their representative under this Agreement.

2. Appointment of and Acceptance by Escrow Agent. Purchaser and the Seller Parties hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Purchaser, on behalf of the Seller Parties, will transfer Escrow Funds in the amount of $19,500,000 (Nineteen Million Five Hundred Thousand Dollars), by wire transfer of immediately available funds, to a segregated account designated by Escrow Agent.

4. Disbursement of Escrow Funds, Generally. Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of and in accordance with, a Joint Written Direction. Such Joint Written Direction shall include instructions to disburse funds conforming to the payment instructions set forth on Schedule A hereto, or if payment instructions are altered, such Joint Written Direction shall contain complete payment instructions, including wire transfer instructions or an address to which a check shall be sent. On the date that is fifteen (15) business days after the expiration of the Escrow Period and without any further direction or instruction, Escrow Agent shall distribute to the Seller Parties, as promptly as practicable, any remaining Escrow Funds not subject to a Claim Notice in accordance with the payment instructions for the Seller Parties set forth on Schedule A hereto. Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8, as applicable. All disbursements of funds from Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12 hereof.

5. Administration of and Disbursement for Claims.

(a) If during the Escrow Period Purchaser elects to make a claim for obligations owed to it by the Seller Parties, then procedures for administering and resolving such claims shall be as follows:

(i) If Purchaser asserts an initial claim for amounts owed by the Seller Parties under the Underlying Agreement that Purchaser wishes to recover from the Escrow Funds (a “Seller Claim”), it must give written notice of the claim, which notice must set forth (A) a description of and the general basis for the claim and (B) the amount owed (or, if such amount is not known, a reasonable estimate of the amount owed) (“Claim Notice”), to Escrow Agent and the Seller Parties prior to the expiration of the Escrow Period. Within fifteen (15) business days after the date upon which such Claim Notice is delivered to Escrow Agent (“Claim Notice Delivery Date”), the Seller Parties may advise Purchaser and Escrow Agent in writing whether the Seller Parties object to some or all of the Seller Claim set forth in the Claim Notice (a “Claim Response”).

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(ii) Escrow Agent shall pay to Purchaser the amount set forth in a Claim Notice (but not to exceed the outstanding Escrow Funds) only if (1) the Escrow Agent has not received from the Seller Parties a Claim Response or a Freeze Notice within fifteen (15) business days after the Claim Notice Delivery Date and (2) Purchaser has provided a written statement to Escrow Agent stating that Purchaser has delivered the Claim Notice to the Seller Parties in accordance with Section 5(a)(i) and the notice provisions as defined herein, and that the Seller Parties have failed to object to the Seller Claim; or (B) pursuant to a Joint Written Direction.

(iii) If, within fifteen (15) business days after the Claim Notice Delivery Date, Escrow Agent receives from the Seller Parties a Claim Response to any or all of the Claim Notice amount (the “Contested Amount”), Escrow Agent shall release to Purchaser all of the Claim Notice amount (but not to exceed the outstanding Escrow Funds) except for the Contested Amount. Thereafter, Escrow Agent shall release the Contested Amount (but not to exceed the outstanding Escrow Funds) only pursuant to (A) a Joint Written Direction or (B) the order, judgment or decree of any court or the award of an arbitrator chosen by Purchaser and the Seller Parties.

(iv) In the event the Claim Notice sets forth an estimate of the amount owed pursuant to the Seller Claim and within fifteen (15) business days after the Claim Notice Delivery Date Seller delivers a notice that such amounts are subject to this Section 5(a)(iv) (a “Freeze Notice”), Escrow Agent shall hold the amount of such estimated Seller Claim until Purchaser delivers a subsequent Claim Notice (a “Definitive Claim Notice”) setting forth the definitive amount of such Seller Claim which was the subject of the previous Claim Notice and upon which such Seller Claim shall again be subject to the provisions of the last sentence of Section 5(a)(i) and Sections 5(a)(ii) and (iii) as to the payment or disbursement thereof. For the avoidance of doubt any amount held pursuant to this Section 5(a)(iv) at the expiration of the Escrow Period shall be deemed to remain subject to a Claim Notice for purposes of Section 4 hereof and shall only be available for the payment of amounts related to the subject of the initial Claim Notice, unless the balance of Escrow Funds is insufficient to pay all of the Seller Claims outstanding at the expiration of the Escrow Period, in which case Purchaser shall have the option of receiving Escrow Funds subject to a Freeze Notice in satisfaction of unrelated Seller Claims to the extent amounts are otherwise payable in respect thereof pursuant to the terms hereof. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be permitted to deliver a Definitive Claim Notice after the expiration of the Escrow Period.

(b) Escrow Agent shall have no responsibility to determine the validity or sufficiency of any Claim Notice, Freeze Notice, Definitive Claim Notice or Claim Response or whether any Claim Notice, Freeze Notice, Definitive Claim Notice or Claim Response has been received by any of Purchaser, the Seller Parties or their respective Representatives, or to provide a copy of any Claim Notice, Freeze Notice, Definitive Claim Notice or Claim Response to any of Purchaser, the Seller Parties or the Representatives. Escrow Agent may conclusively presume that any Claim Notice, Freeze Notice, Definitive Claim Notice or Claim Response received by it has been simultaneously received by the Seller Parties or by Purchaser, as the case may be.

6. Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between Purchaser, the Seller Parties or the Representatives with respect to the holding or disposition of all or any portion of Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within 10 calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions: (x) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed, and (y) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such

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dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of fees and expenses (including without limitation court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Escrow Agent shall have no liability to Purchaser, the Seller Parties or the Representatives, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, including without limitation any liability or claimed liability that may arise, or be alleged to have arisen, as a result of any delay in the disbursement of Escrow Funds or any delay with respect to any other action required or requested of Escrow Agent.

7. Investment of Funds. Based upon Purchaser’s and the Seller Parties prior review of investment alternatives, in the absence of further specific Joint Written Direction to the contrary, Escrow Agent is directed to invest and reinvest Escrow Funds in the investment indicated on Schedule B hereto. Purchaser and the Seller Parties may provide Joint Written Direction to Escrow Agent changing the investment of Escrow Funds; provided, however, that no investment may be made except in the following: (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America; (ii) U.S. dollar denominated demand and time deposit accounts with a national bank or banking association (including Escrow Agent) which has a rating on its short-term deposits on the date of investment of “A-1” or “A-l+” by Standard &Poor’s and “P-1” by Moody’s and maturing no more than 360 days after the date of investment (ratings on holding companies are not considered as the rating of the bank); or (iii) money market funds, including funds managed by Escrow Agent or any of its affiliates, rated on the date of investment “AAAm” by Standard &Poor’s or “Aaa-mf” by Moody’s; provided, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent in its sole discretion determines are not consistent with Escrow Agent’s policy or practices. Purchaser and the Seller Parties acknowledge that Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice. To the extent that Purchaser and the Seller Parties direct Escrow Agent to invest in a money market fund as described in clause (iii) in this Section 7, Purchaser and the Seller Parties acknowledge that they have received from Escrow Agent, either directly or via access to a relevant website, a current copy of the prospectus for the investment they have authorized, prior to providing such authorization.

All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Purchaser and the Seller Parties, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of Escrow Funds and investment losses shall be charged against Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after twelve o’clock, p.m., St. Paul, Minnesota, local time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota and the New York Stock Exchange are open for business.

8. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to Purchaser and the Seller Parties specifying a date when such resignation shall take effect. Upon any such notice of resignation, Purchaser and the Seller Parties jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If Purchaser and the Seller Parties fail to appoint a successor Escrow Agent within such time, Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Escrow Agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Purchaser and the Seller Parties. The retiring Escrow Agent shall transmit all records pertaining to Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including without limitation court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

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9. Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another corporation or association, the successor or transferee entity shall be the successor Escrow Agent without any further act.

10. Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the sole cause of loss to Purchaser or the Seller Parties. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of Escrow Funds in accordance with the terms of this Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Purchaser and the Seller Parties, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Purchaser and the Seller Parties agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11. Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Purchaser and the Seller Parties, jointly and severally, shall, to the fullest extent permitted by law, indemnify

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and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Purchaser, the Seller Parties and the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein; provided, however, that no Indemnified Party shall be indemnified for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Purchaser and the Seller Parties further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Purchaser’s and the Seller Parties’ indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Purchaser and the Seller Parties jointly and severally. The obligations of Purchaser and the Seller Parties under this Section 11 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

Purchaser and the Seller Parties agree that neither the payment by Purchaser or the Seller Parties of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Purchaser and the Seller Parties, the respective rights and obligations of Purchaser and the Seller Parties under the Underlying Agreement.

12. Compensation of Escrow Agent

(a) Fees and Expenses. Purchaser and the Seller Parties agree, jointly and severally, to compensate Escrow Agent on demand for its services hereunder in accordance with Schedule C attached hereto. Without limiting the joint and several nature of their obligations to Escrow Agent, Purchaser and the Seller Parties agree between themselves that Purchaser will be wholly responsible for Escrow Agent’s compensation. The obligations of Purchaser and the Seller Parties under this Section 12 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b) Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including without limitation any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Purchaser and the Seller Parties of any disbursement from Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Purchaser and the Seller Parties copies of related invoices and other statements.

(c) Security and Offset. Each of Purchase and the Seller Parties grant to Escrow Agent and the Indemnified Parties a security interest in, lien upon and right of offset against Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason Escrow Funds are insufficient to cover such compensation and reimbursement, Purchaser and the Seller Parties shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

13. Representations and Warranties. Purchaser and each Seller Party each respectively represent and warrant to Escrow Agent that (i) it has full power and authority to execute and deliver this Agreement and

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perform its obligations hereunder, and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and (ii) each of the applicable persons designated on Schedule D hereto have been duly appointed to act as authorized representatives hereunder and individually have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as authorized representatives under this Agreement, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Agreement.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, charity, trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

15. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the Borough of Manhattan, State of New York and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

16. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered by (i) personal delivery, (ii) national overnight courier service, (iii) certified or registered mail, return receipt requested, (iv) facsimile transmission, with confirmed receipt, or (v) electronic mail by way of a PDF attachment thereto of a manually executed document. Notice shall be effective upon receipt except for notice via electronic mail, which shall be effective only when the recipient, by return electronic mail or notice delivered by other method provided for in this Section 16, acknowledges receipt (with an automatic “read receipt” or similar notice not constituting such an acknowledgement). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Purchaser or Purchaser Representative at:
Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Fax: (415) 362-7900

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention: Paul Kraske, Esq.
Fax: (202) 661-9034

If to the Seller Parties or Seller Representative at:
[ ]
Attention:
Fax:

Page 7 of 15 (inclusive of Schedules A-D)

With a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Katherine M. Gillespie
Fax: (312) 558-5700

If to Escrow Agent at:

U.S. Bank National Association, as Escrow Agent
ATTN: Global Corporate Trust Services
Address:
Telephone:
Facsimile:
E-mail:

and to:

U.S. Bank National Association
ATTN:
Trust Finance Management

Telephone:
Facsimile:
E-mail:

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

17. Optional Security Procedures. In the event funds transfer instructions, address changes or changes in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions or changes by telephone call-back to the person or persons designated on Schedule D hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule D, Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Purchaser or the Seller Parties’ executive officers (“Executive Officers”), as the case may be, which shall include without limitation the titles of Chief Executive Officer, President, Vice President, Treasurer, General Partner and Managing Partner, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Purchaser and the Seller Parties agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section 17. In performing any funds transfer Escrow Agent may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or the Seller Parties to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Purchaser and the Seller Parties acknowledge that these optional security procedures are commercially reasonable.

18. Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms

Page 8 of 15 (inclusive of Schedules A-D)

and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 9 hereof, this Agreement may not be assigned by any party without the written consent of the other parties.

19. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

21. Entire Agreement, No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Execution in Counterparts, Facsimiles. This Agreement, including without limitation Schedule D hereto, and any Joint Written Direction or other instruction, may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any Joint Written Instruction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

23. Termination. This Agreement shall terminate upon the distribution of all Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or Escrow Funds.

24. Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Purchaser or the Seller Parties and become pecuniarily interested in any transaction in which Purchaser or the Seller Parties may be interested, and contract and lend money to Purchaser or the Seller Parties and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Purchaser or the Seller Parties or for any other entity.

25. Brokerage Confirmation Waiver. Purchaser and the Seller Parties acknowledge that to the extent regulations of the Comptroller of the Currency or other regulatory entity grant them the right to receive brokerage confirmations for security transactions as they occur, Purchaser and the Seller Parties specifically waive receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish Purchaser and the Seller Parties periodic cash transaction statements that include detail for all investment transactions made by Escrow Agent.

26. Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Purchaser and the Seller Parties shall consult with independent counsel concerning any and all tax matters. Purchaser and the Seller Parties shall provide Escrow Agent IRS Form W-9 and IRS Form W-8, as applicable, for each payee, together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent may withhold taxes as required by the IRS. The Seller Parties and Purchaser have determined that any interest or income on Escrow Funds shall be reported on an accrual basis and deemed to be for the account of the Seller Parties. Purchaser and the Seller Parties shall prepare and file all required tax filings with the IRS and any other applicable taxing authority. Purchaser and the Seller Parties further agree that:

(a) Escrow Agent IRS Reporting. Purchaser shall provide Escrow Agent with all information requested by Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

Page 9 of 15 (inclusive of Schedules A-D)

(b) Withholding Requests and Indemnification. Purchaser and the Seller Parties jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold Escrow Agent harmless pursuant to Section 11 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

(c) Imputed Interest. To the extent that IRS imputed interest regulations apply, Purchaser and the Seller Parties shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Purchaser and the Seller Parties deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

27. WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (II) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

28. Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; NEXT PAGE IS SIGNATURE PAGE]

Page 10 of 15 (inclusive of Schedules A-D)

WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

PURCHASER

Pattern Energy Group Inc.

By:
Name:
Title:

SELLER PARTIES

Wind Capital Group, LLC

By:
Name:
Title:

Lincoln County Wind Project Finco, LLC

By:
Name:
Title:

ESCROW AGENT

U.S. Bank National Association, as Escrow Agent

By:
Name:
Title:

Page 11 of 15 (inclusive of Schedules A-D)

SCHEDULE A

Payment Instructions

Payment Instructions for Disbursements to Purchaser:

Payment Instructions, including: • Receiving bank name • Receiving bank ABA number • Beneficiary account number • Beneficiary account name • Beneficiary street address (PO Box is not acceptable)	Reference/Comment

Payment Instructions for Disbursements to the Seller Parties:

Payment Instructions, including: • Receiving bank name • Receiving bank ABA number • Beneficiary account number • Beneficiary account name • Beneficiary street address (PO Box is not acceptable)	Reference/Comment

Page 12 of 15 (inclusive of Schedules A-D)

SCHEDULE B

Investment Direction and Authorization

U.S. BANK NATIONAL ASSOCIATION MONEY MARKET ACCOUNT

AUTHORIZATION, DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Page 13 of 15 (inclusive of Schedules A-D)

SCHEDULE C

Schedule of Fees for Services as Escrow Agent

A.	Administration Fee, One-Time:	$2,500

The one-time administration fee covers the routine duties of Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within two years, then an additional administrative fee of $1,000 shall be due for each year or part thereof. This assumes that Escrow Agent will be directed to invest in an automated sweep vehicle available through Escrow Agent’s trust accounting system.

B.	Disbursement Processing Fees (if any):	$100 per disbursement in excess of twelve disbursements per year

The first twelve disbursements per year are included within the administration fee. Disbursement processing fees after twelve disbursements per year (if any) will billed in arrears. This includes payment by check or wire. This assumes that Escrow Agent will receive complete and accurate payment instructions, upon which it can conclusively rely.

C.	Out-of-Pocket Expenses (if any):	At Cost

Reimbursement of expenses associated with Escrow Agent’s acceptance, administration of, or performance under the Agreement, including without limitation fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing and recording fees, will be billed at cost.

Extraordinary services are responses to requests, inquiries or developments, or the carrying out of duties or responsibilities of an unusual nature, including termination, which may or may not be provided for in the governing documents, are not routine or undertaken in the ordinary course of business. Payment of fees for extraordinary services is appropriate where particular requests, inquiries or developments are unexpected, even if the possibility of such things could have been foreseen at the inception of the transaction. A reasonable charge will be assessed and collected based on the nature of the extraordinary service. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign currency conversions, foreign wire transfers, use investments not automated with the Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Page 14 of 15 (inclusive of Schedules A-D)

SCHEDULE D

Purchaser Representative:

Each of the following person(s) is a Purchaser Representative authorized to execute documents and direct Escrow Agent as to all matters, including without limitation fund transfers, address changes and contact information changes, on Purchaser’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ]
Name	Telephone Number

Seller Representative:

Each of the following person(s) is a Seller Representative authorized to execute documents and direct Escrow Agent as to all matters, including without limitation fund transfers, address changes and contact information changes, on the Seller Parties’ behalf (only one signature required):

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations

[ ]
Name	Telephone Number

Page 15 of 15 (inclusive of Schedules A-D)

EXHIBIT J

CONVERSION CHART

Attached

Purchase and Sale Agreement – WCG

I-1

Current Ownership Structure

Acquisition Target Entity
Class C LP
COB / DB
NTR US Wind, Inc.
LLC Units
Wind Capital Ventures, LLC
Wind Capital Group, LLC
Macquarie Corporate Asset Funding, Inc.
Macquarie Missouri Wind, LLC (Tax Equity)
Lost Creek Wind Finco, LLC (Target Entity)
Lincoln County Wind Project Holdings, LLC
Lincoln County Wind Finco, LLC
EFS Post Wind, LLC Metlife Capital Credit L.P. Union Bank of California Leasing, Inc. (Tax Equity)
Class A Shares
Class B Shares
Lost Creek Wind Holdco, LLC
Lost Creek Wind, LLC
Project Lenders NordLB, BayernLB, Rabobank, Santander, Union Bank
Lincoln County Wind Holdco, LLC (Target Entity)
BL Debt Lenders BayernLB, Rabobank
Class B Shares
Class A Shares
Post Rock Wind Power Project, LLC

Wind Capital Group
Bringing Wind Energy Home

Private & Confidential – Draft for Discussion Only

1

Step 1: Create New Entities (each DE corporation)

Acquisition Target Entity

Class C LP
COB / DB
NTR US Wind, Inc.
LLC Units
Common Shares
Wind Capital Ventures, LLC
WCV GP, Inc.
Common Shares
Wind Capital Group, LLC
WCG GP, Inc.
Macquarie Corporate Asset Funding, Inc.
Macquarie Missouri Wind, LLC (Tax Equity)
Lost Creek Wind Finco, LLC (Target Entity)
Lincoln County Wind Project Holdings, LLC
Lincoln County Wind Finco, LLC
Lincoln County Wind Holdco, LLC (Target Entity)
BL Debt Lenders BayernLB, Rabobank
EFS Post Wind, LLC Metlife Capital Credit L.P. Union Bank of California Leasing, Inc. (Tax Equity)
Class A Shares
Class B Shares
Lost Creek Wind Holdco, LLC
Lost Creek Wind, LLC
Project Lenders NordLB, BayernLB, Rabobank, Santander, Union Bank
Class B Shares
Class A Shares
Post Rock Wind Power Project, LLC

Wind Capital Group
Bringing Wind Energy Home

Private & Confidential – Draft for Discussion Only

2

Step 2: Issuance of GP Units and Conversion

Acquisition Target Entity
Class C LP
COB / DB
NTR US Wind, Inc.
Common Shares
LP Units
WCV GP, Inc.
GP Units
Convert to LP
Wind Capital Ventures, LLC
Common Shares
LP Units
WCG GP, Inc.
GP Units
Convert to LP
Wind Capital Group, LLC
GP Units
Macquarie Corporate Asset Funding, Inc.
Macquarie Missouri Wind, LLC (Tax Equity)
Lost Creek Wind Finco, LLC (Target Entity)
LP Units
Lincoln County Wind Project Holdings, LLC
Convert to LP
GP Units
LP Units
Lincoln County Wind Finco, LLC
Convert to LP
EFS Post Wind, LLC
Metlife Capital Credit L.P.
Union Bank of California Leasing, Inc.
(Tax Equity)
Class A Shares
Class B Shares
Lost Creek Wind Holdco, LLC
Lost Creek Wind, LLC
Project Lenders NordLB, BayernLB, Rabobank, Santander, Union Bank
Lincoln County Wind Holdco, LLC (Target Entity)
BL Debt Lenders BayernLB, Rabobank
Class B Shares
Class A Shares
Post Rock Wind Power Project, LLC

Wind Capital Group
Bringing Wind Energy Home

3

Private & Confidential – Draft for Discussion Only